     As filed with the Securities and Exchange Commission on April 28, 2000


                            Registration No. 33-4711


                       SECURITIES AND EXCHANGE COMMISSION
                     POST-EFFECTIVE AMENDMENT NO. 14 TO THE
      REGISTRATION STATEMENT ON FORM S-1 UNDER THE SECURITIES ACT OF 1933



           (WITH S-3 INFORMATION ABOUT LINCOLN NATIONAL CORPORATION)
                          Lincoln National Corporation
             (Exact name of registrant as specified in its charter)
                                    Indiana
                            (State of Incorporation)
                                   35-1140070
                       (IRS Employer Identification No.)
                               Centre Square West
                         1500 Market Street, Suite 3900
                             Philadelphia, PA 19102
                                 (215) 448-1400
   (Address, including zip code and telephone number, including area code of registrant's principal executive offices)



        The Lincoln National Life Insurance Company Agents' Savings and
                              Profit-Sharing Plan
             (Exact name of registrant as specified in its charter)
                                    Indiana
                            (State of Incorporation)
                                   35-0472300
                       (IRS Employer Identification No.)
                           1300 South Clinton Street
                              Fort Wayne, IN 46802
                                 (219) 455-2000
   (Address, including zip code and telephone number, including area code of registrant's principal executive offices)



                                 Jack D. Hunter
                               Centre Square West
                         1500 Market Street, Suite 3900
                             Philadelphia, PA 19102
                                 (215) 448-1411
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)



If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act of 1933, as amended, the Prospectus contained in this Registration Statement will also be used in connection with the securities registered pursuant to Registration Statements Nos. 2-91708 and 2-83029.

              THE LINCOLN NATIONAL LIFE INSURANCE COMPANY AGENTS'
                        SAVINGS AND PROFIT-SHARING PLAN
                        POST-EFFECTIVE AMENDMENT NO. 14


                             Cross Reference Sheet

Showing Location in Prospectus of Information Required by Items of Form S-1 Pursuant to Item 501(b) of Regulation S-K.

              Item of Form S-1                                   Location in Prospectus

Item 1        Forepart of the Registration Statement and         Forepart of the Registration Statement and Front
              Outside Front Page of Prospectus                   Cover Page of Prospectus

Item 2        Inside Front and Outside Back Cover Pages of       Inside Front Cover Page of Prospectus
              Prospectus

Item 3        Summary Information, Risk Factors and Ratio of     General Information
              Earnings to Fixed Charges

Item 4        Use of Proceeds                                    Summary of the Plan--Investment Contributions

Item 5        Determination of Offering Price                    Not Applicable

Item 6        Dilution                                           Not Applicable

Item 7        Selling Security Holders                           Not Applicable

Item 8        Plan of Distribution                               Summary of the Plan--Sale of Stock to the Trustee

Item 9        Description of Securities to be Registered         Summary of the Plan

Item 10       Interests of Named Experts and Counsel             Not Applicable

Item 11       Information with Respect to the Registrant         Summary of the Plan

Item 12       Disclosure of Commission Position on               Indemnification of Officers, Directors, Employees
              Indemnification for Securities Act Liabilities     and Agents


                              Cross Reference Sheet

Showing Location in Prospectus of Information Required by Items of Form S-3 Pursuant to Item 501(b) of Regulation S-K.



              Item of Form S-1                                    Location in Prospectus

Item 1        Forepart of the Registration Statement and Front    Forepart of the Registration Statement and Front
              Cover Page of Prospectus                            Cover Page of Prospectus

Item 2        Inside Front and Outside Back Cover Pages of        Inside Front and Outside Back Cover Pages of
              Prospectus                                          Prospectus

Item 3        Summary Information, Risk Factors and Ratio of      General Information
              Earnings to Fixed Charges

Item 4        Use of Proceeds                                     Not Applicable

Item 5        Determination of Offering Price                     Not Applicable

Item 6        Dilution                                            Not Applicable

Item 7        Selling Security Holders                            Not Applicable

Item 8        Plan of Distribution                                Summary of the Plan--Sale of Stock to the Trustee

Item 9        Description of Securities to be Registered          Lincoln National Corporation Common Stock

Item 10       Interests of Named Experts and Counsel              Not Applicable

Item 11       Material Changes                                    Not Applicable

Item 12       Incorporation of Certain Information by Reference   Incorporation of Additional Documents by Reference

Item 13       Disclosure of Commission Position on                Indemnification of Officers, Directors, Employees and
              Indemnification for Securities Act Liabilities      Agents


The Lincoln National Life Insurance Company
1300 South Clinton Street
Fort Wayne, Indiana 46802-3506
(219) 455-2000

Agents' Savings and Profit-Sharing Plan Prospectus

Offering

Lincoln National Corporation Common Stock

This amended Prospectus relates to 20,000,000 Plan Interests in The Lincoln National Life Insurance Company Agents Savings and Profit-Sharing Plan (the
Plan) registered by the initial Registration Statement on April 30, 1986. It also relates to 1,600,000 shares of Common Stock of Lincoln National Corporation, being offered and sold to eligible agents and certain employees of The Lincoln National Life Insurance Company and its affiliates who participate in the Plan (singly, a "Participant"; collectively, the "Participants"). A previous registration is still in effect with respect to the above-mentioned shares of Lincoln National Corporation Common Stock.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

(NOTE: FOUR (4) OF THE THIRTEEN INVESTMENT OPPORTUNITIES AVAILABLE TO PARTICIPANTS ARE HIGH-RISK COMMON STOCK FUNDS. SEE PAGE 3 OF THE
PROSPECTUS.)

No person is authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Lincoln National Corporation or the Plan. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to or from any person to whom it is unlawful to make or solicit such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has or has not been any change in the information contained herein since the date hereof.


The date of this Prospectus is May 1, 2000.



Lincoln National Corporation is subject to the informational requirements of the Securities and Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the Commission's Public Reference Room: 450 Fifth Street, NW, Room 1024, Washington, D.C.; and at certain of its Regional Offices located at Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604; and at the Federal Building, 75 Park Place, Room 1228, New York, New York 10007. Copies of these materials may also be obtained from the Commission at prescribed rates by mailing a request to the Public Reference Branch, Securities and Exchange Commission, Washington, D.C. 20549. Such reports, proxy statements and other information can also be inspected at the offices of the New York, Chicago, and Pacific Stock Exchanges. In addition, Lincoln National Corporation will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference into this Prospectus (excluding unincorporated exhibits) but not delivered with it. Such requests should be made to C. Suzanne Womack, Secretary, Lincoln National Corporation, Centre Square West, 1500 Market Street, Suite 3900, Philadelphia, PA 19102 (215) 448-1413.

Table of contents
Page
General Information. . . . . . . . . . . . . 5
Summary of the plan. . . . . . . . . . . . . 5
Purpose. . . . . . . . . . . . . . . . . . . 5
Eligibility and participation. . . . . . . . 5
Participant Contributions. . . . . . . . . . 6
Rollover Contributions . . . . . . . . . . . 6
Suspension of Participant Contributions. . . 6
Company Contributions. . . . . . . . . . . . 6
Limitations on Contributions . . . . . . . . 6
Investment of Contributions. . . . . . . . . 7
Comparative performance
of investment funds. . . . . . . . . . . . . 13
Risk factors . . . . . . . . . . . . . . . . 13
Valuation of Investments . . . . . . . . . . 14
Expenses of the Plan
Vesting. . . . . . . . . . . . . . . . . . . 15
Accounts . . . . . . . . . . . . . . . . . . 15
Withdrawals. . . . . . . . . . . . . . . . . 15
Participant Loans. . . . . . . . . . . . . . 16
Lump Sum Distributions . . . . . . . . . . . 17
  Vested Amounts . . . . . . . . . . . . . . 17
  Death, Disability, Retirement
    or Termination of Service. . . . . . . . 17
Distributions
  At retirement  . . . . . . . . . . . . . . 17
  At disability  . . . . . . . . . . . . . . 18
  At death . . . . . . . . . . . . . . . . . 18
  At Termination . . . . . . . . . . . . . . 18
Periodic Payments of Distributions . . . . . 18
  At retirement. . . . . . . . . . . . . . . 18
  At disability. . . . . . . . . . . . . . . 18
  At death . . . . . . . . . . . . . . . . . 18
Fractional Shares. . . . . . . . . . . . . . 19
Company Contribution Account . . . . . . . . 19
  Automatic Crediting of
  Account Balances . . . . . . . . . . . . . 19
  Withdrawals from the
  Company Contribution Account . . . . . . . 19
  Investment of Contributions. . . . . . . . 19
Beneficiary Designation. . . . . . . . . . . 19
Assignment . . . . . . . . . . . . . . . . . 20
Amendment or Termination . . . . . . . . . . 20
Administration of the Plan . . . . . . . . . 20
  Trustee. . . . . . . . . . . . . . . . . . 20
  Plan Administrator . . . . . . . . . . . . 20
Members of the Lincoln National Corporation
Benefits Committee . . . . . . . . . . . . . 21
Voting of Shares . . . . . . . . . . . . . . 21
Federal Income Tax Consequences. . . . . . . 21
Tax and Withholding. . . . . . . . . . . . . 22
Employee Retirement Income
Security Act of 1974 . . . . . . . . . . . . 22
Participant's Rights Under ERISA . . . . . . 23
Participation Interests
are Securities . . . . . . . . . . . . . . . 23
Financial Statements . . . . . . . . . . . . 23
Lincoln National Corporation
Common Stock . . . . . . . . . . . . . . . . 23
Dividend Rights. . . . . . . . . . . . . . . 24
Voting Rights. . . . . . . . . . . . . . . . 24
Liquidation Rights . . . . . . . . . . . . . 24
Pre-Emptive Rights . . . . . . . . . . . . . 24
Assessment . . . . . . . . . . . . . . . . . 24
Modification of Rights . . . . . . . . . . . 24
Other Provisions . . . . . . . . . . . . . . 24
Indemnification of Officers,
Directors, Employees and Agents. . . . . . . 24
Experts. . . . . . . . . . . . . . . . . . . 24
Legal Opinion. . . . . . . . . . . . . . . . 25
Incorporation of additional
documents by Reference . . . . . . . . . . . 25
Index to financial statements. . . . . . . . 26

GENERAL INFORMATION


The Plan was first adopted by the Board of Directors of The Lincoln National Life Insurance Company (the Company or "LNL") on May 11, 1978, and became effective on January 1, 1979, for the benefit of eligible Participants of the Company and any participating affiliates, sometimes collectively referred to in this Prospectus as Employers. However, as of the date of this Prospectus, the Company was the only Employer.



The Plan enables eligible Participants serving the Company as independent contractors a convenient and systematic method of saving. Under the Plan there are thirteen investment funds, one of which is the Lincoln National Corporation ("LNC") Stock Fund (see Investment of Contributions). Norwest Bank Minnesota, N.A., Minneapolis, Minnesota, is the Trustee of the Plan (see Administration of the Plan - Trustee). EFFECTIVE JUNE 1, 2000, 13 NEW INVESTMENT FUNDS WILL BE ADDED TO THE PLAN. (See "Investment of Contributions").



LNC, an Indiana corporation, is an insurance holding company, which provides through its subsidiaries and on a national basis life and health insurance and annuities, property-casualty insurance, reinsurance and other financial services. The Company is a subsidiary of LNC. The principal executive offices of LNC are at Centre Square West, 1500 Market Street, Suite 3900, Philadelphia, PA 19102. Its telephone number is (215) 448-1400.


The major features of the Plan, as amended, are described below. The statements contained in this Prospectus concerning the Plan are brief summaries and are qualified in their entirety by reference to the terms of the Plan itself. Copies of the Plan may be examined by eligible Participants and their beneficiaries upon request at the principal executive offices of the Company.

SUMMARY OF THE PLAN

PURPOSE

The purpose of the Plan is to encourage and assist eligible Participants in adopting a regular savings and investment program and to help provide additional security for their retirement.


ELIGIBILITY AND PARTICIPATION


The Plan covers agents who are independent contractors classified by an Employer as full-time life insurance salesmen under the Federal Insurance Contributions Act and operating under a contract directly with Company. In addition, the Plan covers certain common-law employees in the Sagemark organization, some of whom are agents. This definition does not include any person who is a party to a subsidy or an advance agreement with Company.



Upon hire, an eligible person may become a Participant in the Plan by calling Wells Fargo's Benefit Helpline voice response system and using his assigned Personal Identification Number. The Participant designates his rate of Pre-Tax contributions (minimum 1%), the manner in which his contributions are to be invested (see "Investment of Contributions"), and a beneficiary to receive benefits under the Plan in the event of the Participant's death. This enrollment also authorizes the Company to reduce a Participant's earnings for his contributions. Participation is effective the date the Participant enrolls via the Benefits Helpline. Deductions begin with the first Commission Statement after the Participant's enrollment data is received by the Company from Wells Fargo and processed through payroll.


The Benefits Helpline phone number is 1-888-245-9798.


As of December 31, 1999, there were 2,461 agents and employees eligible to participate in the Plan, and 2,161 agents and employees actually participating in the Plan.


PARTICIPATION IN THE PLAN IS ENTIRELY VOLUNTARY, AND THE EMPLOYERS MAKE NO RECOMMENDATIONS AS TO WHETHER ANY ELIGIBLE AGENT OR EMPLOYEE SHOULD OR SHOULD NOT PARTICIPATE.

PARTICIPANT CONTRIBUTIONS


A participating person may make Pre-Tax contributions at a rate of at least 1%, but not more than 15%, of his earnings up to a maximum of $10,500 (as adjusted periodically by the IRS). However, the percentage rate of Pre-Tax contributions for any highly compensated Participant shall be within legal limits (currently 8%). The Participant consents to this reduction of earnings by virtue of initiating the deferral transaction.


Contributions must be made in whole multiples of 1%. A Participant may change the rate of contributions on any payday.

ROLLOVER CONTRIBUTIONS

A person who is or may become a Participant may, in accordance with procedures established by the LNC Benefits Committee, make a Rollover Contribution to the Plan, in the form and manner required by the Plan and the Code.

SUSPENSION OF PARTICIPANT CONTRIBUTIONS

A Participant may suspend contributions to the Plan. A Participant who suspends contributions may again begin contributing to the Plan.

COMPANY CONTRIBUTIONS


The maximum amount LNC may contribute each Plan Year is $1.50 for every $1.00 invested, up to 6% of eligible earnings.


The guaranteed minimum contribution of $.25 for every $1.00 invested is made each pay period.


LNC may make an additional contribution of up to $1.25 for each Plan Year for every $1.00 invested, up to 6% of eligible earnings. LNC's Board of Directors determines any additional contribution for each Plan Year. Any additional contributions will be based on the Board's assessment of LNC's performance, using measures determined by the Board, which will be announced periodically.



The Board of Directors will make any additional contribution in a lump sum following their annual determination. To be eligible for this additional amount, the Participant must have been in service with the Company or an Affiliate as either a full-time life insurance salesman or an employee on the last day of the Plan Year for which the contribution is being made. In addition, the Participant must have completed on year of service to be eligible for any additional Company contribution.



Participants who terminated due to death, disability or retirement are deemed not to have terminated prior to the last day of the Plan Year for purposes of this additional Company contribution.


LIMITATIONS ON CONTRIBUTIONS

It may be necessary to amend the Plan from time to time in order to establish and maintain its qualified status under the Internal Revenue Code of 1986, as amended (the "Code"). These amendments may cause prospective reductions to the Participant and Company contributions. The Company also reserves the right to amend or terminate the Plan at any time; however, such termination shall not affect already earned benefits.

The Plan (and other similar plans maintained by LNC and the Company and its affiliates), must meet specified non-discrimination rules as established by the Internal Revenue Service ("IRS"). The IRS has established these rules to assure that the Plan does not favor higher paid Participants. If it is determined that the Plan (separately or, at the Company's option, when combined with other plans maintained by LNC and its subsidiaries) is not in compliance and does not meet the non-discrimination rules, adjustments may be necessary and may require that the Plan Administrator revoke or modify the Participant's election to make Contributions.

If the foregoing limits are exceeded, then, first, in order to reduce the excess, the Plan Administrator will reduce the amount of Company contributions for that year to the extent necessary to eliminate the excess; and, if additional adjustments are required, the Plan Administrator will then reduce the Participant's contributions for that year, to the extent necessary to eliminate the excess. Excess Participant contributions will be refunded and excess Company contributions will be held in a suspense account to reduce the amount of Company contributions under the Plan due thereafter, or, if the Plan is terminated, the excess amount will be allocated pro rata to the other Participants participating in the Plan as of the date of Plan termination.

Notwithstanding the foregoing, during any calendar year, the sum of the Participant's Pre-Tax contributions and Company contributions may not exceed the lesser of 25% of the Participant's earnings or $30,000. In addition, the maximum amount of compensation to be taken into account in determining benefits under the Plan may not exceed $170,000 for 2000, and the Participant's Pre-Tax contributions may not exceed $10,500 for calendar year 2000. The figures for calendar year 2001 and thereafter, may also change, depending upon certain cost-of-living adjustments.


INVESTMENT OF CONTRIBUTIONS

ALL CONTRIBUTIONS UNDER THE PLAN WILL BE HELD IN TRUST FOR THE PARTICIPANTS. ALL PARTICIPANTS' PRE-TAX AND ROLLOVER (IF ANY) CONTRIBUTIONS (AND EARNINGS THEREON) WILL BE INVESTED BY THE TRUSTEE IN ONE OR MORE OF THE FOLLOWING FUNDS AT THE DIRECTION OF THE PARTICIPANT:


1. LNC Common Stock Fund, invests in shares of LNC Common Stock ("Common Stock" or LNC "Common Stock"). A fund such as the LNC Common Stock Fund that invests in the stock of a single issuer is not diversified and therefore is a riskier investment than a fund that invests in a diversified pool of stocks of companies with similar characteristics as the LNC Common Stock. The fund manager is Norwest Bank.



2. Government Bond Fund, directly or indirectly, invests in fixed income securities issued by the U.S. Government. This is a moderate risk fund. Because this account invests 100% of its monies in bonds guaranteed by the U.S. government, there is no default risk. However, this account will often produce lower returns than other bond accounts because of its shorter maturities and lower risk. The Trustee currently holds a group annuity contract issued by LNL, which provides for contributions to an LNL segregated investment account whose investment objectives are the same as those of the Government Bond Fund. The fund manager is Lincoln Investment Management, Inc.



3. Guaranteed Fund, invests primarily in contracts that guarantee a rate of interest and principal. This fund is considered a safe investment because of the guarantee of the principal investment, as well as a minimum interest guarantee. The Trustee currently holds a group annuity contract issued by LNL, which is the primary asset of this Fund. The fund manager is Lincoln Investment Management, Inc.



4. Core Equity Fund, directly or indirectly, primarily invests in the common stock of established companies. This is a conservative equity fund and has lower risk than investments in the more aggressive equity funds, because this fund invests primarily in large, well-established companies which are generally less risky than a new company or a company that is not well established. The Trustee currently holds a group annuity contract issued by LNL, which provides for contributions to an LNL segregated investment account whose investment objectives are the same as those of the Core Equity Fund. The fund manager is Vantage Investment Global Advisors.



5. Medium Capitalization Equity Fund, directly or indirectly, primarily invests in the stock of new, rapid growth companies. This is a high risk aggressive equity fund and is riskier than investments in large, established companies, because the stock of medium-size companies may not be as well known and may experience more sudden fluctuations. The Trustee currently holds a group annuity contract issued by LNL, which provides for contributions to an LNL segregated investment account whose investment objectives are the same as those of the Medium Capitalization Equity Fund. The current description of that segregated account identifies it as a high-risk, aggressive common stock fund. The fund manager is Putnam Investment Advisors.

6. Short Term Fund, invests directly or indirectly primarily in notes of government agencies and private corporations. This is considered a low risk investment. Because investments in this fund are high quality and have short maturities, they are considered relatively safe. However, the fund will generally produce lower returns than both bonds and stocks. The Trustee currently holds a group annuity contract issued by LNL, which provides for contributions to an LNL segregated investment account whose investment objectives are the same as those of the Short Term Fund. The fund manager is Lincoln Investment Management, Inc.



7. Large Capitalization Equity Fund, directly or indirectly, invests primarily in high-risk common stocks which have the potential for a significant appreciation in value over an 18 to 24-month period. The additional risk over that associated with other common stock funds may result in greater returns. The Trustee currently holds a group annuity contract issued by LNL, which provides for contributions to an LNL segregated investment account whose investment objectives are the same as those of the Large Capitalization Equity Fund. The fund manager is Lynch & Mayer, Inc.



8. Government/Corporate Bond Fund, invests directly or indirectly, in Corporate and U.S. Government bonds, and mortgage-backed securities. This is a moderate risk fund, with less risk than the High Yield Fund because it invests mostly in higher-quality bonds. The Trustee currently holds a group annuity contract issued by LNL, which provides for contributions to an LNL segregated investment account whose investment objectives are the same as the Government/Corporate Bond Fund. The fund manager is Lincoln Investment Management, Inc.



9. Value Equity Fund, directly or indirectly, primarily invests in large capitalization stocks of conservative companies that are leaders in their industries. This is a conservative stock account. Therefore, investments in this account are not as risky as investments in aggressive equity accounts because the account invests in stocks of large, well-known companies that are bought at low prices but which have strong earning power. The Trustee currently holds a group annuity contract issued by LNL, which provides for contributions to an LNL segregated investment account whose investment objectives are the same as those of the Value Equity Fund. The fund manager is first Fiduciary Investment Counsel, Inc.


10. International Equity Fund, directly or indirectly, invests in stocks of non-United States companies. The International Equity Fund is an aggressive equity account which is a high-risk investment in non-U.S. stocks involving the same type of risk as in domestic aggressive equity stocks but bears an additional risk factor because of changes in the exchange rates between U.S. dollars and foreign currencies and other variables associated with international investing. The Trustee currently holds a group annuity contract issued by LNL, which provides for contributions to an LNL segregated investment account whose investment objectives are the same as those of the International Equity Fund. The fund manager is Delaware International Advisors, Ltd.


11. High Yield Fund, directly or indirectly, primarily invests in below-investment-grade bonds. This is a high-risk fund. There is greater risk in investing in this fund than in the Government/Corporate Bond Fund because this fund invests in lower-quality bonds (commonly known as junk bonds) and there is a higher chance that the issuer will not be able to repay the promised interest or principal. The Trustee currently holds a group annuity contract issued by LNL, which provides for contributions to an LNL segregated investment account whose investment objectives are the same as those of the High Yield Bond Fund. The fund manager is Lincoln Investment Management, Inc.



12. Small Capitalization Equity Fund, directly or indirectly primarily invests in stocks of small companies that have the potential to grow rapidly and produce superior returns. This Fund is an aggressive equity account that has higher risk than investments in large and medium-sized companies. The additional risk over that associated with other common stock funds may result in greater returns. The Trustee currently holds a group annuity contract issued by LNL, which provides for contributions to an LNL segregated investment account whose investment objectives are the same as those of the Small Capitalization Equity Fund. The fund manager is Delaware Investment Advisors.



13. Balanced Fund, directly or indirectly primarily invests in three different assets classes: stocks, bonds, and money market instruments. Because the Balanced Fund contains a wide variety of investments, it has a correspondingly wide variety of risk characteristics across those securities. A wide variety of risk characteristics means that balanced accounts can have less volatility over time than a fund that invests in only one type of security. The Balanced Fund is riskier than a pure bond account but less risky than a conservative stock account. The Trustee currently holds a group annuity contract issued by LNL, which provides for contributions to an LNL segregated investment account whose investment objectives are the same as those of the Balanced Fund. The fund manager is Lincoln Investment Management, Inc.

THE FOLLOWING FUNDS WILL BE ADDED TO THE AGENTS' SAVINGS & PROFIT SHARING PLAN, EFFECTIVE JUNE 1, 2000:



1. DELAWARE GLOBAL BOND (SA#60)
Delaware Global Bond, directly or indirectly, invests primarily in fixed income securities that may also provide the potential for capital appreciation. As a global fund at least 65% of its assets are allocated in a way to provide investment exposure to the fund in at least three different countries, one of which may not be the United States. This is a moderate risk fund. Although general bond risk does exist, the account invests a majority of its assets in high-quality bonds. The Trustee currently holds a group annuity contract issued by LNL, which is the primary asset of this fund. The fund manager is Delaware International Advisers, Ltd.



2. CONSERVATIVE BALANCED (SA#30)
Conservative Balanced, directly or indirectly, invests primarily in three different asset classes: stocks, bonds, and money market instruments. The asset mix is adjusted as changing market and economic conditions warrant, with an emphasis on fixed income securities. It is riskier than a pure bond account but less risky than a conservative stock account. The Trustee currently holds a group annuity contract issued by LNL, which is the primary asset of this fund. The fund manager is Lincoln Investment Management, Inc.




3. AGGRESSIVE BALANCED (SA#32)
Aggressive Balanced, directly or indirectly, invests primarily in three different asset classes: stocks, bonds and money market instruments. The asset mix is adjusted as changing market and economic conditions warrant, with an emphasis on equity securities. It is riskier than a pure bond account but less risky than a conservative stock account. The Trustee currently holds a group annuity contract issued by LNL, which is the primary asset of this fund. The fund manager is Lincoln Investment Management, Inc.



4. EQUITY 500 INDEX (SA#27)
Equity 500 Index, seeks to replicate as closely as possible, before expenses, the total return of the Standard & Poor's 500 Composite Stock Price Index, an index emphasizing large capitalization stocks. It is a conservative equity account, but less volatile than an aggressive equity account. The Trustee currently holds a group annuity contract issued by LNL, which is the primary asset of this fund. The fund manager is Bankers Trust Company.



5. DELAWARE GROWTH AND INCOME (SA#61)
Delaware Growth and Income, directly or indirectly, invests primarily in equity securities of companies that have higher dividend yields than the Standard & Poor's Index. It is a conservative equity account and not as risky as holdings in aggressive equity accounts. The Trustee currently holds a group annuity contract issued by LNL, which is the primary asset of this fund. The fund manager is Delaware Investments.

6. T. ROWE PRICE INTERNATIONAL EQUITY (SA#45)
T. Rowe Price International Equity, directly or indirectly, invests primarily in common stocks of established non-U.S. companies that have the potential for growth of capital. It is an aggressive equity account and involves the same types of risk as domestic aggressive stocks, with the additional risk associated with investing on a worldwide basis. The Trustee currently holds a group annuity contract issued by LNL, which is the primary asset of this fund. The fund manager is Rowe Price-Fleming International.


7. JANUS (SA#42)
Janus, directly or indirectly, invests primarily in common stocks of both domestic and foreign companies, with an emphasis on companies with larger market capitalizations. It achieves growth primarily from an increase in stock prices rather than from dividend income. It is a conservative equity account and not as risky as the more aggressive stock investment options. The Trustee currently holds a group annuity contract issued by LNL, which is the primary asset of this fund. The fund manager is Janus.

8. GLOBAL GROWTH (SA#34)
Global Growth, directly or indirectly, invests primarily in common stocks of foreign and domestic companies. It normally invests in issues from at least five different countries, including the United States. This account involves the same types of risks as securities of domestic aggressive equity stocks. International stocks have an additional risk factor because changes in the exchange rates between U.S. dollars and foreign currencies can also cause gains or losses. The Trustee currently holds a group annuity contract issued by LNL, which is the primary asset of this fund. The fund manager is Janus.

9. SOCIAL AWARENESS (SA#33)
Social Awareness, directly or indirectly, invests primarily in common stocks of established growing and profitable companies committed to human needs. It is a conservative equity account and not as risky as the more aggressive stock investment options. The Trustee currently holds a group annuity contract issued by LNL, which is the primary asset of this fund. The fund manager is Vantage Investment Advisors.

10. MID-CAP VALUE (SA#38)
Mid-Cap Value, directly or indirectly invests primarily in common stocks of established mid-to-large capitalization companies. It seeks growth of capital with reasonable risk. It involves greater risk than large-cap stocks. The Trustee currently holds a group annuity contract issued by LNL, which is the primary asset of this fund. The fund manager is Neuberger Berman.

11. VIP II CONTRAFUND (SA#35)


VIP II Contrafund, directly or indirectly, invests primarily in common stock and securities convertible into common stock of companies whose value is not fully recognized by the market. Because this strategy can lead to investments in small and medium-sized companies, it is riskier than investments in larger companies. The Trustee currently holds a group annuity contract issued by LNL, which is the primary asset of this fund. The fund manager is Fidelity Management & Research Co.



12. SMALL CAP INDEX (SA#36)


Small Cap Index, seeks to replicate as closely as possible the total return, before expenses, of the Russell 2000 Small Stock Index, an index of 2,000 small capitalization U.S. common stocks. This account is riskier than investments in large or mid-size companies. The Trustee currently holds a group annuity contract issued by LNL, which is the primary asset of this fund. The fund manager is Bankers Trust Company.



13. MID-CAP GROWTH EQUITY (SA#37)


Mid-Cap Growth Equity, directly or indirectly invests primarily in common stocks of mid-cap companies. Up to 10% of assets may be invested in below investment grade corporate debt securities, and up to 20% may be invested in securities of companies organized and doing business principally outside of the United States. This account is riskier than investments in stocks of large-cap companies. The Trustee currently holds a group annuity contract issued by LNL, which is the primary asset of this fund. The fund manager is Neuberger Berman.

DEPENDING ON HIS OR HER INVESTMENT NEEDS AND OBJECTIVES, A PARTICIPANT MAY CONCENTRATE OR DIVERSIFY THE INVESTMENT OF DEPOSITS IN THE FUNDS LISTED ABOVE. ANY DIRECTION BY A PARTICIPANT FOR THE INVESTMENT OF DEPOSITS WILL BE DEEMED A CONTINUING DIRECTION UNTIL CHANGED BY THE PARTICIPANT. THE TRUSTEE WILL INVEST A PARTICIPANT'S DEPOSITS IN THE SHORT TERM FUND IF NO INVESTMENT DIRECTION IS IN EFFECT. ALL COMPANY CONTRIBUTIONS (AND EARNINGS THEREON), WHEN MADE, WILL BE INVESTED BY THE TRUSTEE IN THE LNC COMMON STOCK FUND.

Distributions will generally be in cash or, in the case of the LNC Common Stock Fund, the Participant may elect either distribution in shares or in cash. The named fiduciary reserves the right to direct the Trustee to make distributions of assets of the Trust in kind (see "Distributions").

A Participant may terminate his election to invest in a particular Fund or change investment selection for his future deposits. In addition, other than with respect to Company contributions which have not matured (been in the Plan for at least 24 months or longer after the last contribution for the Plan Year was made), a Participant may transfer part or all of the current Fund balances to another Fund or Funds, subject to any limitations imposed by a particular fund. Any such terminations, changes, or transfers permitted by this paragraph will be effective the date the transaction is done via the Benefits Helpline. In the event unit values for the investment options are not available to Wells Fargo by processing time, the Valuation Date will be the next business day. In the event market conditions restrict the ability of the Trustee to comply with transfer requests, transfer amounts will be pro-rated per each Participant making a transfer request. This will be based on the total value of the amounts being requested for transfer.


Amounts contributed to the Plan will be invested by the Trustee as soon as reasonably possible after receipt, and in accordance with the Participant's directions and the provisions of the Plan. Assets acquired under the Plan are purchased primarily in the open market. In addition to purchasing LNC Common Stock on the open market, the Trustee may from time to time purchase authorized and unissued shares directly from LNC, or purchase outstanding shares directly from LNC shareholders. Certain expenses relating to the Plan are charged against the investments in your account. Auditing fees and trustee fees are charged to all the Funds. Brokerage fees, however, are charged only to the LNC Common Stock Fund. Investment management fees are charged to each of the other Funds. Expenses per participant vary, based on the investment fund selected.



The election of investment Funds is the sole responsibility of the Participant and should be made in light of his investment needs and objectives. The following Table sets forth, for the various Investment Funds in the Plan, the annualized yield earned on investments in those Funds (assuming the reinvestment of dividends and interest, respectively) for the Plan Years 1995 through 1999. The comparison is based on past performance of the Investment Funds and is not necessarily indicative of future performance.


PARTICIPANTS - PLEASE READ:

This table has been prepared to assist you in making your investment designations under the Plan. However, THE VALUE OF THIS INFORMATION IS LIMITED, AND YOU SHOULD CONSULT A QUALIFIED INVESTMENT ADVISER BEFORE MAKING YOUR DESIGNATIONS.

THE SUPERIOR PERFORMANCE ACHIEVED OVER THE PAST SEVERAL YEARS BY CERTAIN FUNDS IN THE STOCK MARKET IS VERY UNLIKELY TO BE REPEATED IN THE FUTURE. FURTHERMORE, THE INCREASING VOLATILITY OF THE OVERALL STOCK MARKET HAS GENERALLY HAD A NEGATIVE IMPACT ON THE PERFORMANCE OF FUNDS IN RECENT QUARTERS.

COMPARATIVE PERFORMANCE OF INVESTMENT FUND

[PERCENTAGE INCREASE/(DECREASE) IN VALUE OF INVESTMENTS, ASSUMING SUCH INVESTMENTS WERE HELD IN EACH FUND FOR A PLAN YEAR](1)



                                                   Plan Year

Investment Fund                                    1995          1996         1997          1998          1999

LNC Common Stock Fund(2)                           59.95%        1.56%        53.6%         7.3%          0.1%

Government Bond Fund SA26                         (14.1%)        4.4%         7.8%          8.5%          0.3%

Guaranteed Fund                                    (6.9%)         6.8%         6.6%          6.6%          6.2%

Core Equity Fund SA11                             (38.0%)        20.4%        33.0%         19.1%         20.4%

Medium Capitalization Equity Fund(2) SA17         (32.6%)        14.8%        11.5%         23.0%         45.2%

Short Term Fund SA14                               (6.2%)        5.6%         5.7%          5.8%          5.4%

Large Capitalization Equity Fund(2) SA23          (29.5%)        18.9%        31.9%         33.8%         29.2%

Government/Corporate Bond Fund  SA12              (20.2%)        2.5%         9.7%          10.1%        (2.7%)

Balanced Fund  SA21                               (25.5%)        10.5%        19.1%         16.4%         13.6%

High Yield Fund  SA20                             (18.4%)        11.3%        11.7%         7.4%          1.9%

Value Equity Fund  SA28                           (31.4%)        17.1%        33.9%         16.0%        (2.6%)

Small Capitalization Equity Fund(2) SA24          (15.9%)        5.2%         24.3%         17.4%         74.1%

International Equity Fund(2)  SA22                (11.2%)        10.3%        (3.0%)        13.0%         15.2%


THE FOLLOWING FUNDS WILL BE AVAILABLE AFTER JUNE 1, 2000

Delaware Global Bond SA#60                        21.20%        12.20%        0.99%         7.60%        (3.40%)

Conservative Balanced SA#30                       16.60%         6.20%       13.90%        10.30%         4.10%

Aggressive Balanced SA#32                         24.20%        11.80%       19.90%        15.70%        14.90%

Equity 500 Index SA#27                                                        1.90%        28.71%        20.40%

Delaware Growth and Income SA#61                  37.00%        20.38%       31.50%        10.90%        (2.90%)

T. Rowe Price International Equity SA#45(2)       11.40%        15.90%        2.70%        16.30%        34.50%

Janus SA#42                                       29.50%         0.19%       22.90%        39.00%        47.00%

Global Growth SA#34(2)                                                                                   47.00%

Social Awareness SA#33                                                                                   15.40%

Mid-Cap Value SA#38                                                                                       7.30%

VIP II Contrafund SA#35                                                                                  22.80%

Small Cap Index SA#36                                                                                    20.10%

Mid-Cap Growth Equity SA#37                                                                              53.80%

FOOTNOTES:


(1) The yield information given here is measured by overall performance of each Fund as if the investments were held for the entire Plan Year.


(2) This is a high-risk fund. See Investment of Contributions, in this Prospectus.


RISK FACTORS

BECAUSE OF FLUCTUATIONS IN THE STOCK MARKET WHICH ARE GENERALLY INHERENT IN COMMON STOCK INVESTING, IT SHOULD BE NOTED THAT INVESTMENT IN EQUITY (I.E., STOCK) FUNDS IS GENERALLY MORE RISKY THAN INVESTMENT IN BOND FUNDS, THE SHORT TERM FUND OR THE GUARANTEED FUND.


INVESTING IN FOREIGN SECURITES. Investments in foreign securities involve risks that are different in some respects from investments in securities of U.S. issuers, such as the risk of fluctuations in the value of the currencies in which they are denominated; the risk of adverse political and economic developments; and with respect to certain countries, the possibility of expropriation, nationalization, or confiscatory taxation, or of limitations on the removal of funds or other assets of the particular fund in question. Securities of such foreign countries are less liquid and more volatile than securities of comparable domestic companies.



There may be less publicly available information about foreign issuers than domestic issuers, and foreign issuers generally are not subject to the uniform accounting, auditing and financial reporting standards, practices and requirements applicable to domestic issuers. Delays may be encountered in settling securities transactions in certain foreign markets, and the Fund in question will incur costs in converting foreign currencies into U.S. dollars. Custody charges are generally higher for foreign securities. Special currency-hedging strategies may also be necessary as the relationship of the foreign issuers' currency to the U.S. dollar changes.

HIGH-YIELD/HIGH RISK BONDS. Lower-rated bonds involve a higher degree of credit risk (the risk that the issuer will not make interest or principal payments when due). In the event of an unanticipated default, the Fund in question would experience a reduction in its income, and could expect a decline in the market value of the securities so affected. During an economic downturn or substantial period of rising interest rates, highly-leveraged issuers may experience financial stress which would adversely affect their ability to service their principal and interest payment obligations, to meet projected business goals, and to obtain additional financing.


The market prices for lower-grade securities are generally less sensitive to interest rate changes than are the prices for higher-rated investments, but they are more sensitive to adverse economic or political changes (or, in the case of corporate issuers, to individual corporate developments.) Periods of economic or political uncertainty and change can be expected to result in volatility of prices of these securities. Since the last major economic recession, there has been a substantial increase in the use of high-yield debt securities to fund highly-leveraged corporate acquisitions and restructurings, so past experience with high-yield securities in a prolonged economic downturn may not provide an accurate indication of future performance during such periods. Lower-rated securities may also have less liquid markets than higher-rated securities, and their liquidity as well as their value may be negatively affected by adverse economic conditions. Adverse publicity and investor perceptions, as well as new or proposed laws, may also have a negative impact on the market for high-yield/high-risk bonds. Finally, unrated debt securities including sovereign debt of foreign governments may also be deemed high-risk securities by the Fund in question.


VALUATION OF INVESTMENTS

Securities authorized for investment under the Plan will be valued each day the New York Stock Exchange is open on the basis of (1) the closing price on an exchange on which such securities are listed, (2) the average bid quotations for such securities, (3) quotations from other sources deemed by the Plan Administrator to be reliable as fairly reflecting the market price or redemption price of the securities, (4) the value as reported by an insurance company with respect to a segregated investment account in which the Plan invests, or (5) the average sale or purchase price of the securities when the Trustee is required to sell or purchase securities on the open market to comply with the requests of Participants.


The Valuation Date for loans, withdrawals and transfers is the date your request via the Benefits Helpline is processed and confirmed, as long as you call prior to 3:00 p.m. Central Time on a business day (otherwise the next business day).

In the event unit values for the investment options are not available to Wells Fargo by processing time, the Valuation Date will be the next business day.


The Valuation Date for all other distributions will be no later than the second business day after receipt of the correctly completed distribution form.


The Valuation Date for new employee contributions, company contributions and loan repayments is the date on or following a payday on which these monies are received by the Trustee for investment.


EXPENSES OF THE PLAN

Certain expenses relating to the Plan are charged against the investments in the individual account. Auditing fees and Trustee fees are allocated to each of the funds. Asset management fees are charged to each fund except the LNC Common Stock Fund and Guaranteed Fund. Expenses per Participant vary, based on the investment fund selected. More specific information about these fees is available upon request.

VESTING

A Participant is fully vested in his Pre-Tax contributions under the Plan at all times.

Company contributions vest based upon years of service:


                     Years of Service                                             Percent Vested

                             1                                                          0%

                             2                                                         50%

                         3 or more                                                     100%


A "year of service" means any calendar year in which the Participant is either a full-time life insurance salesman or an employee in the service of the Company, LNC, or an Affiliate on the last day of that Plan Year.

ACCOUNTS


The Trustee will establish and maintain a separate account for each Participant. A Pre-Tax Contribution Account will be created for each Participant to hold the portion of a Participant's interest in the Plan that is attributable to his Pre-Tax contributions. An After-Tax Contribution Account will also be maintained for each Participant who had an interest in the Plan attributable to his After-Tax contributions prior to 1989. Company Contribution Accounts will be created for each Participant to hold the portion of his interest in the Plan which is attributable to Company contributions made on that Participant's behalf, including one account for Company contributions that have been in the Plan for at least 24 months after the last contribution for the Plan Year was made, and a second account for Company contributions in the Plan less than 24 months after the last contribution for the Plan Year was made. A Rollover Account will be created to hold qualified rollover contributions, if any, accepted into the Plan.



Shortly after the end of each Plan Year, the Trustee will furnish to each Participant a current statement of his accounts in the Plan. This statement will indicate the amount of investments purchased during the Plan Year with that Participant's contributions and Company contributions, the amount, if any, of cash credits to that Participant's accounts and a statement of the assets currently being held by the Trustee for that Participant. Annually, the Plan Administrator will furnish each Participant a Summary Annual Report (see Participants' Rights under ERISA). Appropriate adjustments resulting from stock dividends, stock splits and similar changes will be made in Participant's accounts invested in the LNC Common Stock Fund.


WITHDRAWALS

If a participating person needs to withdraw money, the Participant may do so, but the rules for withdrawing money differ for withdrawals from different accounts.

A Participant may withdraw the entire balance of his After-Tax Account for any completed Plan Year subject to any limitation applicable to the Fund in which such contribution is invested. A Participant may elect to withdraw all or a portion of his Matured Company Contribution Account, subject to any limitation of the Investment Fund in which is it invested and further subject to the following limitations: 1) the minimum amount a Participant can withdraw is $500;
2) if the amount in the Matured Company Contribution Account is less than $500, the Participant must withdraw the entire amount; and 3) the Participant cannot make withdrawals if the Plan is terminated or if a notice of Plan termination has been issued.

Even though a Participant may be 100% vested in Company contributions, only the Matured Company contributions may be withdrawn. These are contributions that have been in the Plan for at least 24 months after the last contribution for the Plan Year was made. Non-matured Company contributions are amounts contributed which have not been in the Plan for at least 24 months after the last contribution to the Plan Year was made, and are not available for withdrawal.


A Participant may withdraw all or a portion of the Rollover Account, subject to any withdrawal limitations which apply to the Fund in which the Account is invested and further subject to the following limitations: 1) the minimum withdrawal is $500; 2) amounts attributable to Company contributions which were rolled over to the Plan as the result of a spin-off or merger of the Participant's prior plan in the Account may not be withdrawn for two years from the date of the rollover; and, 3) the Participant cannot make withdrawals if the Plan is terminated or if a notice of Plan termination has been issued.


If a Participant has no balance in his After-Tax Contribution Account, or his Matured Company Contribution Account, and he has attained age 59-1/2, he may make a full withdrawal or partial withdrawals from his Pre-Tax Contribution Account, subject to the following conditions: 1) each must be for a minimum of $500; and 2) the maximum available for withdrawal will be reduced, under a formula provided in the Plan, if the Participant has outstanding loan balances with the Plan at the time he requests withdrawal.


If a Participant has no balance in his After-Tax Contribution Account, Matured Company Contribution Account or Rollover Account and has not attained age 59-1/2, then it may be possible for that Participant to withdraw amounts (minimum of $500) which the Participant contributed (not including earnings on such amounts) from the Pre-Tax Contribution Account for a hardship. Only the following four situations are currently designated by IRS regulations to be hardship situations: 1) existence of nonreimbursable medical expenses; 2) tuition and related educational fees (including room and board) for post-secondary education for the Participant or the Participant's dependents; 3) purchase (excluding mortgage payments) of a primary residence; and 4) imminent foreclosure of or eviction from the Participant's primary residence. Such a withdrawal must be demonstrably necessary due to a Participant's immediate and heavy financial need and the withdrawal cannot exceed the exact amount required to meet the hardship. (However, the withdrawal may include an amount necessary to pay any taxes and penalties associated with the withdrawal.) In order to be deemed to meet the immediate and heavy financial need requirement, the Participant must fulfill the following conditions: 1) the Participant must have obtained all distributions other than hardship distributions, and all non-taxable loans currently available under all plans maintained by the Company;
2) the Participant may not make any contributions to the Pre-Tax Contribution Account or to any other pension, profit-sharing or deferred compensation plan for 12 months from the date of receipt of the hardship withdrawal; and 3) the amount which may be contributed to the Pre-Tax Contribution Account during the calendar year after the year in which the hardship withdrawal is received is reduced by the amount contributed by the Participant in the year of the hardship withdrawal.



Subject to the foregoing discussion, a withdrawal will be made upon the written request of the Participant delivered to the Plan Administrator. At the election of the Participant, the Trustee will deliver to the Participant the securities and cash in the applicable account, or a total cash distribution (based upon the current market value or any applicable current redemption value of the securities in the account as of the date of withdrawal). See Fractional Shares for settlement of fractional share interests in LNC Common Stock.


PARTICIPANT LOANS


A Participant may, subject to the consent of the Plan Administrator, obtain a loan from the Plan. The amount that the Participant may borrow is determined as follows:


1. The Participant may borrow up to fifty percent (50%) of the Participant's vested account balance and is further limited to a maximum loan in any event of $50,000. A Participant may have 2 outstanding loans at one time, as long as the combined amounts do not exceed the maximums stated above.


2. There is a $50 loan origination fee charged by Wells Fargo, the Plan recordkeeper.



3. The $50,000 maximum loan referred to in (1) above will be further reduced by the highest outstanding loan balance for the previous 12-month period.


4. The requested loan amount will first be taken out of the Participant's pre-tax account. If there isn't a sufficient amount in the pre-tax account, the remaining amount will be taken out of the Participant's after-tax account, rollover account, and matured company contribution account, in that order. The loan amount will come out of the funds in which the Participant invests on a pro-rata basis.

5. The loan will be repaid through payroll deduction over a period of from one to 60 months (from one to 240 months if the loan is used to acquire a principal residence of the Participant, as defined by Section 267(c)(4) of the Code) and for interest at the then prevailing rate for loans of a similar nature.

6. The loan is subject to withdrawal restrictions applicable to the Funds in which the Pre-Tax Contribution Account, the matured Company Contribution Account, and the Rollover Account are invested.


7. In the event that a Participant has an outstanding loan balance when his Pre-Tax Contribution Account is paid to him or to his beneficiary on account of disability, termination or attainment of age 59-1/2, the loan Balance (including accrued interest) will be deducted from the amount otherwise payable.



8. The Loan repayment will be invested in the same manner as the Participant's current investment allocations. If the Participant isn't currently making contributions, he/she may indicate the investment allocation for the repayment of the loan.



9. The LNC Benefits Committee shall adopt written loan procedures, which may impose other terms and conditions. These are available upon request for the Benefits Section of the LNC Human Resources.

LUMP SUM DISTRIBUTIONS

VESTED AMOUNTS

Distribution of the Pre-Tax Contribution Account is not made until termination of service or attainment of age 59-1/2 (see below). Amounts in the Participant's non-matured Company Contribution Account are transferred to the matured Company Contribution Account after the date on which these contributions have been in the Plan for two years. A Participant who has invested in funds other than the LNC Stock Fund will generally not receive the underlying investment at distribution; subject, however, to the Plan Administrator directing the Trustee to make an in-kind distribution. Instead, the Trustee will distribute in cash the value of the Participant's proportionate share of the fund in which his contributions have been invested. Distributions from the LNC Stock Fund are, at the election of the Participant, in cash or in kind. (see "Fractional Shares" for treatment of fractional share interest in LNC Common Stock.) The amount in an Participant's Pre-Tax Contribution Account will only be distributed upon an Participant's death, disability, retirement or termination of service with the Company and all its affiliates.

DEATH, DISABILITY, RETIREMENT OR TERMINATION OF SERVICE


A Participant (or his beneficiary or legal representative in the event of his death) will be entitled to the full value of the Participant's Pre-Tax Contribution, Company Contribution, and After-Tax Contribution Accounts upon the date of his termination of service by reason of death, disability or retirement ("Termination Date"). Such amount shall be paid in a lump sum, in accordance with the following rules:



A distribution for an amount of $5,000 or less will be paid in a lump sum. No deferral of this distribution is available. If the Participant does not indicate the desired form of distribution of his LNC Common Stock Fund, this distribution will be made in cash.


DISTRIBUTION AT RETIREMENT

The Participant is entitled to the full value of all contributions credited to his account (including any nonvested Company contributions) upon retirement. Retirement is termination of the full-time contract at age 60 or older. If the Participant retires prior to age 70-1/2, he may elect to defer the distribution to no later than the April 1 following attainment of age 70-1/2.

DISTRIBUTION AT DISABILITY

If a Participant has been totally disabled for at least two years, or becomes totally disabled and the disability is expected to last for more than two years or result in death, the Participant may request a distribution at any time.

DISTRIBUTION AT DEATH

The Participant's spouse, if married, or the Participant's beneficiary, if single, will be entitled to any remaining account balance attributable to the Participant's contributions and Company contributions (including nonvested portions) upon the Participant's death.

DISTRIBUTION AT TERMINATION


If a Participant's contract is terminated (other than for retirement, disability or death) and the Participant is not employed with any LNC affiliate, or the Participant does not take a corporate contract, the Participant will be entitled to the value of his Pre-tax contributions, any after-tax contributions, and any vested Company contributions. Non-vested Company contributions and earnings thereon are forfeited. If the Participant terminates prior to age 70-1/2 and the account value is greater than $5,000, the Participant may elect to defer distribution until not later than the April 1 following attainment of age 70-1/2.


If the Participant does not return a form making a selection and the account value is greater than $5,000, the distribution will be automatically deferred until the April 1 following the Participant's attaining age 70-1/2, unless the Participant sends written notice prior to that time indicating his wish to initiate the distribution.

PERIODIC PAYMENTS OF DISTRIBUTIONS

AT RETIREMENT

As an alternative to taking a lump sum distribution when the Participant retires, the Participant may leave the account value in the Plan and make periodic withdrawals. These withdrawals are limited to one per calendar year and must be at least the greater of $5,000, or 20% of the account value. If the Participant has a balance in his or her account when he or she reaches age 70-1/2, this balance will be automatically distributed to the Participant on the April 1 following attainment of age 70-1/2. (NOTE: If there is an outstanding loan balance at the time of retirement, the Participant must repay the entire amount before making periodic withdrawals from the distribution amount.)

AT DISABILITY

If the Participant becomes eligible for a distribution from the Plan, he or she may, as an alternative to taking a lump sum distribution, make periodic withdrawals. These withdrawals are limited to one per calendar year and must be at least the greater of $5,000, or 20% of the Participant's account value. (NOTE: If there is an outstanding loan balance at the time of retirement, the Participant must repay the entire amount before making periodic withdrawals from the distribution amount.)

AT DEATH

As an alternative to the Participant's beneficiary taking a lump sum distribution of the Participant's account at the time of the Participant's death, the beneficiary may leave the distribution in the Plan for up to five years and make periodic annual withdrawals during this five-year period. These withdrawals are limited to one per calendar year and must be at least the greater of $5,000, or 20% of the Participant's account value in the name of such beneficiary. For example, if the account value is $10,000 on the date of the Participant's death, and the Participant has designated two beneficiaries, they must take an immediate distribution.

In the event that a Participant forfeits amounts in his/her Company Contribution Account and such Participant does not incur a 5-year-break-in- service, such forfeited amount shall be recredited to his/her Company Contribution Account upon his/her return to service as an agent or employee of the Company, LNC or an Affiliate, and shall vest in accordance with the Plan's vesting schedule. A 5-year-break-in-service is a period of five consecutive Plan Years, beginning with the Plan Year in which the Participant terminates, during which the Participant is not a full-time life insurance salesman under the Internal Revenue Code of 1986, as amended, a general agent, or an employee of Company, LNC or an Affiliate on the last day of each Plan Year. For the purposes of determining a break-in-service, any Plan Year in which a Participant is absent from work on the last day of the Plan Year on account of pregnancy of the Participant; the birth of a child of the Participant; the placement of a child with the Participant in connection with the adoption of that child by that Participant; or the care of a child for a period beginning immediately after a child's birth or placement because of the preceding three reasons, and the Participant is a full-time life insurance salesman under the Federal Income Contributions Act, a general agent, or an employee of the Company, Related Company or Affiliate on the last day of the Plan Year next following the Plan Year in which the Participant's termination occurs, shall not be counted in determining the break-in-service. If a Participant is no longer a full-time life insurance salesman and becomes an employee of the Company or of an Affiliate, no further contributions will be made on behalf of that Participant and the securities and cash in his Company Contribution Account will continue to vest.

FRACTIONAL SHARES

Interests in fractional shares of LNC Common Stock will not be subject to distribution or withdrawal. Rather, fractional share interests in LNC Common Stock will be paid in cash on the basis of the market value of such security, as of the valuation date immediately preceding the date of distribution, termination of service or withdrawal, as may be applicable.

COMPANY CONTRIBUTION ACCOUNT

AUTOMATIC CREDITING OF ACCOUNT BALANCES

Two years after the "matching" (additional) contribution has been made for a Plan Year, the then value of a Participant's non-matured Company Contribution Account from that given year shall be automatically credited to the Matured Company Contribution Account.

WITHDRAWALS FROM THE COMPANY CONTRIBUTION ACCOUNT


Subject to certain restrictions, a Participant may from time to time withdraw all or any part of the assets in his Matured Company Contribution Account. (See "Withdrawals")


INVESTMENT OF CONTRIBUTIONS


The Trustee will administer the Matured Company Contribution Account assets in a manner similar to that applicable to the other accounts until the Participant's Termination Date (see Investment of Contributions).


BENEFICIARY DESIGNATION

Each Participant may designate on an appropriate form filed with the Plan Administrator, a beneficiary or beneficiaries to whom, in the event of the Participant's death, any securities and cash to which the Participant is entitled under the Plan will be payable. A beneficiary designation may be changed or cancelled by a Participant from time to time by filing an appropriate form with the Plan Administrator. If the Participant was married on the date of his/her death, his/her surviving spouse shall be deemed to be his/her Beneficiary, unless that surviving spouse has consented (in the manner required by the Code) by writing filed with the Plan Administrator in such form as it may require, to the otherwise effective Beneficiary designation by the Participant. If no Beneficiary designated by the Participant survives to receive payment of benefits on account of the death of the Participant, then payment shall be made to the Participant's surviving spouse, if any, or, if none, to the estate of the Participant.

ASSIGNMENT


No right or interest of any Participant or beneficiary in the Plan is assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including, without limitation, execution, levy, garnishment, attachment, pledge, or bankruptcy, except in connection with a loan from the Plan to a Participant, or as provided under the terms of a qualified domestic relations order ("QDRO") (as defined in 414(p) of the Code) as determined by the Plan Administrator. The LNC Benefits Committee shall adopt QDRO procedures that shall be available upon request from the Benefits Area.


AMENDMENT OR TERMINATION

By action of its Board of Directors, the Company may terminate or amend the Plan or suspend the operation of any provision of the Plan, provided, however, that:

1. No amendment shall be made which will result in the recovery by the Company of any part of its contribution to the Plan, except under limited circumstances as may be provided under the trust agreement and permitted under the Code;

2. Any amendment that affects the rights and duties of the Trustee may be made only with the consent of the Trustee;

3. No amendment of the Plan shall affect the rights of a Participant as to the continuance of vesting of such securities and cash attributable to Company contributions or earnings thereon;

4. Upon the termination or suspension of the Plan, the rights of all Participants to the amounts credited to their account as of the date of such termination or suspension shall be nonforfeitable.

ADMINISTRATION OF THE PLAN

TRUSTEE

The Company, acting by its Board of Directors, has the authority to appoint one or more individuals or corporations to act as Trustee. The Trustee is responsible for the custody, investment and distribution of Plan assets. No specific bond is furnished by the Trustee in connection with custody of Plan assets.


The Trustee, Norwest Bank Minnesota, N.A., 510 Marquette Bldg., Fifth and Marquette, Minneapolis, MN 55479-0035(NBIN), is a major banking facility used in processing monies received by the Company and its affiliates and is the principal bank through which the Company and its affiliates make payments to policyholders and others. As of April 30, 2000, the Company and its affiliates owned no outstanding common stock of the Trustee; however, Ian M. Rolland, former Chief Executive Officer of LNC, is on the board of directors of the Trustee. The Trustee, in its capacity as trustee for various corporations and individuals, may own shares of LNC Common Stock for its beneficiaries.



The Trustee serves pursuant to the terms of a written trust agreement. This agreement is available for inspection by Plan Participants. The Company may discharge or remove the Trustee and appoint a successor Trustee upon 30 days written notice to the Trustee; provided, however, that such successor is a banking institution legally qualified to serve as a Trustee. In the event of discharge or removal, the Trustee agrees to transfer the Trust assets to its named successor, and upon such transfer, the Trustee will be discharged and relieved of its duties. In the event of discontinuance of the Plan, the Trust Agreement may be discontinued by action of the Company s Board of Directors; provided, however, that until all assets of the trust have been distributed, the Trustee will have all the rights and powers given to it by the Trust Agreement.


The Company assumes all expenses reasonably incurred by the Trustee in connection with the administration and operation of the trust and the Plan. The Trustee receives no compensation from the assets of the Plan.


PLAN ADMINISTRATOR


The LNC Benefits Committee (the "Committee") is the Plan Administrator and Named Fiduciary. Members of the Committee are appointed by the Chief Executive Officer of LNC. A listing of current members appears below. Members of the Committee are "named fiduciaries", as that term is defined by ERISA, and, as such, have the authority to control and manage the operation and administration of the Plan. Members of the Committee receive no compensation from the Plan. The Committee's responsibilities include enforcing the Plan in accordance with its terms; determining all questions arising under the Plan (including determinations of eligibility and of benefits payable); and directing payments of benefits. In aid of its responsibilities, the Committee is empowered to adopt regulations and procedures necessary for the proper and efficient administration of the Plan.

A Committee member may resign by giving 10 days written notice to the Company, to the Company, and to the other Committee members. The Company may remove a member at any time by giving advanced written notice to the member, to the Company, and to the other Committee members.

MEMBERS OF THE LINCOLN NATIONAL CORPORATION BENEFITS COMMITTEE



        Name           Committee Title                                       Title

George E. Davis       Member              Senior Vice President of LNC

Peter P. Fettig       Member              Assistant Vice President of LNC

Kathleen Shelby       Member              Assistant Vice President, Human Resources

Walter Wiley          Member              Assistant Vice President & Director of Human Resources
                                          Operations-Reinsurance

Luann Boyer           Member              Agents' Benefits Manager




The business address of Mr. Davis is Centre Square West, 1500 Market Street, Suite 3900, Philadelphia, PA 19107; the business address of Ms. Boyer and Ms. Shelby is 1300 South Clinton Street, Fort Wayne, Indiana 46802-3506; the business address of Messrs. Wiley and Fettig is 1700 Magnavox Way, Fort Wayne, Indiana 46804.


VOTING OF SHARES

Voting rights with respect to all securities held by the Plan will be exercised by the Trustee or by a proxy solicited by the Trustee.


FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the federal income tax effects of participation in the plan based on provisions of the Code and applicable regulations as in effect as of the date of this Supplement to the Prospectus. The actual tax consequences for any individual will depend on his or her own circumstances. EACH PARTICIPANT SHOULD CONSULT A QUALIFIED TAX ADVISER TO DETERMINE THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO HIS OR HER INDIVIDUAL CIRCUMSTANCES.

The Plan is a qualified employee benefit plan under Section 401(a) of the Code. Company contributions to the plan are deductible by the Company under Section 404(a) of the Code. Participants will not be subject to Federal Income Tax on Company contributions, on their contributions, or on income of the trust except to the extent they receive distribution or withdrawals from the Plan. Participants will not be taxed on loans from the Plan made in accordance with Federal Tax requirements if they are repaid in accordance with their terms. Participant's Pre-Tax contributions will, however, be subject to social security taxes and federal unemployment taxes. Income of the trust is exempt from federal income tax.


The Code limits Pre-tax contributions to $10,500.00 annually for the 2000 tax year (subject to cost-of-living adjustments). The Code also requires that the sum of Pre-Tax contributions, Company contributions plus all After-Tax contributions may not exceed the lesser of 25% of compensation or $30,000.00 (also subject to certain cost of living adjustments).


Amounts received by a Participant upon withdrawal prior to termination of service will be taxable as ordinary income to the extent that the amounts received exceed the amount of that Participant's After-Tax contributions made prior to January 1, 1987 and not previously received ( Net Unrecovered Contributions ). Once the amount of After-Tax contributions made prior to January 1, 1987, is deemed to have been recovered, subsequent distributions will be taxed as pro-rata distributions of After-Tax contributions and earnings thereon. If the Participant receives LNC Common Stock, the fair market value of the stock on the date of distribution over its basis ( Net Unrealized Appreciation ) attributable to that Participant's After-Tax contributions will not be taxed at the time of distribution (unless the Participant elects to be taxed at that time, under procedures to be prescribed by the IRS).

In general, a distribution under the Plan upon a Participant's retirement, disability, death, or other separation from service is taxable as ordinary income to the extent that it exceeds the amount of the Participant's Net Unrecovered Contributions and Net Unrealized Appreciation attributed to the Participant's After-Tax contributions (unless the Participant elects to be taxed on this latter amount). However, if distribution of all amounts to the Participant's credit under the Plan is received within one taxable year in a lump sum distribution as defined in Section 402(e) of the Code and the Participant does not rollover all or a part of the lump sum distribution, the Participant will be taxed as follows:

1. The Net Unrecovered Contributions and the total Net Unrealized Appreciation in LNC Common Stock received are not taxable to the Participant.

2. The remaining amount is taxable to the Participant as ordinary income and may be eligible for a special income averaging method of taxation. The special income averaging rules apply for amounts distributed before January 1, 2000, except that transitional rules apply to individuals who attained age 50 before January 1, 1986.

A Participant may also be eligible to make a tax-free rollover of a distribution of the Participant's Accounts; the rollover can be "direct" or "indirect". In general, the amount that may be rolled over is the taxable portion of the distribution. If less than 100% of the balance of the Participant's Accounts is distributed, any subsequent distribution will not be eligible for the special lump sum distribution rules described above. The rollover may be made to an individual retirement account or annuity or to another qualified plan. Indirect Rollovers must be made within 60 days of receipt of the distribution and are subject to other rules The Code provisions for required distributions from the Plan have been modified and no longer require distributions to commence by April 1 of the calendar year after an Participant attains age 70-1/2, if the Participant has retired. Distributions prior to death, disability or age 59-1/2 are subject to a penalty tax of 10% of the taxable amount distributed unless certain exceptions are applicable.

For purposes of taxation on the subsequent sale or disposition of any LNC Common Stock received by an Participant in a distribution, the Participant's basis in the stock will be equal to the sum of the amount of the distribution that is required to be included as income by the Participant in the year of distribution plus the amount, if any, of the distribution of the LNC Common Stock attributable to the Participant's After-Tax contributions (plus any other amount of the distribution of LNC Common Stock on which the Participant was taxed at his election at the time of distribution). Upon the sale or other taxable disposition of the LNC Common Stock acquired from the Plan as a lump sum distribution as defined in Section 402(e) of the Code, any gain up to the amount of the Net Unrealized Appreciation which was not taxed at the time of distribution shall be treated as long-term capital gain. Any additional gain on LNC Common Stock acquired in a lump sum distribution will be treated as long-term or short-term capital gain, depending on the combined holding period of the Plan and the Seller. All gain on LNC Common Stock acquired from the Plan other than a lump sum distribution, will be treated as long-term or short-term capital gain, depending on the Seller's holding period.


If a Participant dies, generally, the amount that is not exempt from federal income tax will be taxable to the beneficiary under the same rules, which are applicable to distributions to the Participant. A beneficiary who is the surviving spouse of the Participant may be eligible to make a tax-free rollover of a distribution under the same rules applicable to rollovers by Participants. Other beneficiaries may not make rollovers.


TAX AND WITHHOLDING


Under the Unemployment Compensation Amendments of 1992 ( UCA ), twenty percent (20%) income tax withholding may apply to eligible rollover distributions. All taxable distributions from the Plan are eligible rollover distributions, except
(1) annuities paid out over life or life expectancy, (2) installments paid for a period spanning ten (10) years or more, and (3) required minimum distributions. The UCA imposes mandatory twenty percent (20%) income tax withholding on any eligible rollover distribution that a Participant does not elect to have paid in a direct rollover to another qualified plan, or individual retirement account. In the event a distribution is comprised of LNC Common Stock, LNC Common Stock is not required to be sold to satisfy income tax withholding requirements.


EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974


The Plan is subject to many of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). Principal among these are ERISA requirements regarding reporting and disclosure to government agencies and participants, fiduciary responsibility and transactions with parties-in-interest. The Plan is a profit-sharing plan and is, therefore, not subject to the funding standards of Title I of ERISA. The Plan is an individual account plan, and is, therefore, not covered by the plan termination insurance program of Title IV of ERISA, which is administered by the Pension Benefit Guaranty Corporation.


The Plan is intended to comply with Section 404(c) of ERISA. Under 404(c), the individual is responsible for the selection of investments. Investment information is periodically provided so that the individual has the opportunity to exercise meaningful, independent control over the assets in his or her account. Plan fiduciaries of a 404(c) plan are not liable for plan losses that are the direct result of the individual's investment instructions.

More information, including a description of the annual operating expenses of each investment fund, copies of financial reports for each fund, and copies of the confidentiality procedures, is available at a nominal charge.

Interested parties can contact Rosalie Bennett, Secretary of the LNC Benefits Committee at (219) 455-3839, or Human Resources, 1H14, P.O. Box 7837, Fort Wayne, Indiana 46801.

PARTICIPANTS RIGHTS UNDER ERISA

Participants in the Plan are entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants are entitled to:

Examine, without charge, at the Plan Administrator's office and at other locations, all Plan documents including copies of all documents filed by the Plan Administrator with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.


Receive a summary of the Plan s annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.


In addition to creating rights for Plan Participants, ERISA imposes duties upon the persons who are responsible for the operation of the Plan. The persons who operate the Plan, called fiduciaries, have a duty to do so prudently and in the interest of Plan Participants and beneficiaries. Fiduciaries who violate ERISA may be removed and required to repay losses they have caused the Plan.

No one, including a Company, a union, or any other person, may fire or otherwise discriminate against a Participant in any way to prevent him from obtaining a Plan benefit or exercising any rights under ERISA. If a claim for Plan benefits is denied in whole or in part, a written explanation of the reason for the denial must be provided to the claimant. The claimant has the right to have the Plan Administrator review and reconsider a claim. Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant requests materials from the Plan Administrator and does not receive them within 30 days, he may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay up to $110 a day until the materials are provided, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a Participant has a claim for benefits which is denied or ignored, in whole or in part, he may file suit in a state or federal court. If the Plan fiduciaries misuse the Plan's money, or if a Participant is discriminated against for asserting any of his rights, the Participant may seek assistance from the U.S. Department of Labor, or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person he has sued to pay these costs and fees. If the Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds the claim is frivolous. If a Participant has any questions about the Plan, he should contact the Plan Administrator. If a Participant has any questions about this statement or about his rights under ERISA, he should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

PARTICIPATION INTERESTS ARE SECURITIES

Persons participating in the Plan acquire an interest in the Plan assets held and administered by the Trustee. This interest is itself a security and its acquisition entails the risk of loss as well as the possibility of gain. The character and extent of the Participant's interest in the Plan assets and his rights and options in relation thereto are discussed in detail beginning on page 4 of this Prospectus. Before deciding to participate, Participants should carefully consider and assess the risks and opportunities in view of their individual situation.

FINANCIAL STATEMENTS


The Statements of Net Assets Available for Plan Benefits as of December 31, 1999 and 1998, and the related Statements of Changes in Net Assets Available for Plan Benefits for the years ended December 31, 1999, 1998 and 1997, and the report of Ernst & Young LLP, independent auditors, thereon, appear elsewhere herein, and in the Registration Statement.


LINCOLN NATIONAL CORPORATION COMMON STOCK


The Plan enables Participants to acquire shares of LNC Common Stock. LNC is authorized to issue 800,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. LNC currently has a Series of Preferred Stock: $3.00 Cumulative Convertible Preferred Stock, Series A ( Series A Preferred Stock ). A portion of the shares of Common Stock is authorized for quotation on the New York, Chicago, and Pacific, Stock Exchanges. A portion of the shares of Series A Preferred Stock is authorized for quotation on the New York, Chicago and Pacific Stock Exchanges.

On March 15, 2000, the following number of shares were issued and outstanding:
Common Stock: 193,028,299; Series A Preferred Stock: 29,700.


The following brief summary contains certain information regarding the LNC Common Stock and does not purport to be complete, but is qualified in its entirety by reference to the LNC Articles of Incorporation, The Indiana General Corporation Act, and the LNC By-Laws. The Articles of Incorporation of LNC contain provisions relating to the size, classification and removal of directors, and to the fair pricing of LNC stock, which could have the effect of delaying, deferring, or preventing a hostile or unsolicited attempt to gain control of LNC.

DIVIDEND RIGHTS

Holders of Common Stock are entitled to dividends when and as declared by the Board of Directors out of funds legally available for the payment of dividends after dividends accrued on all preferred or special classes of shares entitled to preferential dividends have been paid, or declared and set apart for payment.

VOTING RIGHTS


Each shareholder of LNC Common Stock has the right to one vote for each share of LNC Common Stock standing in his name on the books of LNC on each matter submitted to a vote at any meeting of the shareholders. The vote of holders of at least three-fourths of the outstanding shares of LNC Common Stock is necessary to approve (i) the sale, lease, exchange, mortgage, pledge or other disposition of the shares of LNC Common Stock and (ii) the removal of any or all members of LNC's Board of Directors.


LIQUIDATION RIGHTS

On any liquidation or dissolution of LNC the holders of LNC Common Stock are entitled to share ratably in such assets of LNC as remain after due payment or provision for payment of the debts and other liabilities of LNC including amounts to which the holders of preferred or special classes of shares may be entitled.

PRE-EMPTIVE RIGHTS

Holders of LNC Common Stock have no pre-emptive right to subscribe for or purchase additional issues of shares or any treasury shares of LNC Common Stock.

ASSESSMENT

The LNC Common Stock issued and outstanding is fully paid and non-assessable, and the LNC Common Stock when issued upon conversion of the Series A, E and F Preferred Stock will be fully paid and non-assessable.

MODIFICATION OF RIGHTS

The rights of holders of LNC Common Stock are subject to the preference granted to the holders of the Series A Preferred Stock and any additional preferred stock of LNC. Holders of Series A Preferred Stock have the right to vote, upon the basis of one vote per share, together with the holders of LNC Common Stock, upon matters submitted to shareholders; and, to vote as a class, to elect two directors at the next annual meeting of shareholders if six or more quarterly dividends on the Series A Preferred Stock shall be in default.

OTHER PROVISIONS

The LNC Common Stock has no conversion rights or cumulative voting rights for the election of directors. There are no restrictions on the repurchase or redemption of shares of LNC Common Stock from funds legally available therefor.

Boston EquiServe acts as Transfer Agent and Registrar for the LNC Common Stock.

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS

The By-Laws of LNC and the Company, pursuant to authority contained in the Indiana Business Corporation Law and the Indiana Insurance Law, provide for the indemnification of their officers, directors, employees and agents against reasonable expenses that may be incurred by them in connection with the defense of any action, suit or proceeding to which they are made or threatened to be made parties except with respect to matters as to which they are adjudged liable for negligence or misconduct in the performance of duties to their respective corporations. LNC and the Company may also reimburse such officers, directors, and employees for reasonable costs of settlement of any such action, suit or proceeding. In the case of directors, a determination as to whether indemnification or reimbursement is proper shall be made by a majority of the disinterested directors or a committee thereof or by special legal counsel. In the case of individuals who are not directors, such determination shall be made by the chief executive officer of the respective corporation or, if he so directs, in the manner it would be made if the individual were a director of the corporation.

Such indemnification may apply to claims arising under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling LNC and the Company pursuant to the foregoing provisions, LNC and the Company have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and therefore unenforceable.

EXPERTS


The financial statements of the Plan at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement. The consolidated financial statements of LNC appearing in LNC's Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements of LNC are incorporated herein by reference and such financial statements of the Plan included herein in reliance upon such report given on the authority of such firm as expert in accounting and auditing.


LEGAL OPINION


Certain matters with respect to the LNC Common Stock to which this Prospectus relates were passed upon for LNC by John L. Steinkamp, Esquire, Associate General Counsel and Vice President of LNC, Centre Square West, 1500 Market Street, Suite 3900, Philadelphia, PA 19102. Certain matters with respect to the interests in the Plan to which this Prospectus relates were passed upon for the Plan by Elizabeth A. Frederick, Esquire, Vice President and Deputy General Counsel of LNC, 1300 South Clinton Street, Fort Wayne, Indiana 46802-3506.


INCORPORATION OF ADDITIONAL DOCUMENTS BY REFERENCE

LNC hereby incorporates the following documents by reference into this prospectus:


1. LNC's 1999 Annual Report on Form 10-K filed pursuant to the Securities Exchange Act of 1934 (the 1934 Act).



2. All other LNC reports filed pursuant to Section 13(a) or 15 (d) of the 1934 Act since December 31, 1999.



3. LNC's definitive proxy statement (except for the Performance Graph and Compensation Committee Report, which are NOT incorporated by reference,) filed pursuant to Section 14 of the 1934 Act in connection with LNC's latest annual meeting of stockholders.


4. The description of LNC Common Stock contained in Form 10 filed by LNC pursuant to the 1934 Act on April 28, 1969, including any amendment or reports filed for the purpose of updating such description.

In addition, all documents filed by LNC or the Plan with the Commission pursuant to Sections 13, 14, and 15(d) of the 1934 Act prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part thereof from the date of filing of such documents.

                              Financial Statements



                           THE LINCOLN NATIONAL LIFE
                           INSURANCE COMPANY AGENTS'
                        SAVINGS AND PROFIT-SHARING PLAN




                  Years ended December 31, 1999, 1998 and 1997
                      with Report of Independent Auditors



                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                    AGENTS' SAVINGS AND PROFIT-SHARING PLAN



                              FINANCIAL STATEMENTS



                  Years ended December 31, 1999, 1998 and 1997



                                    CONTENTS



Report of Independent Auditors...........................................................................1

Audited Financial Statements

Statements of Net Assets Available for Plan Benefits.....................................................2
Statements of Changes in Net Assets Available for Plan Benefits..........................................3
Notes to Financial Statements............................................................................4


                         REPORT OF INDEPENDENT AUDITORS





Lincoln National Corporation Benefits Investment Committee
Lincoln National Corporation


We have audited the accompanying statements of net assets available for plan benefits of The Lincoln National Life Insurance Company Agents' Savings and Profit-Sharing Plan as of December 31, 1999 and 1998, and the related statements of changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.



We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan at December 31, 1999 and 1998, and the changes in its net assets available for plan benefits for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.







March 17, 2000

                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                    AGENTS' SAVINGS AND PROFIT-SHARING PLAN


              Statements of Net Assets Available for Plan Benefits



                                                                                         DECEMBER 31
                                                                                 1999                  1998
                                                                                 ----                  ----
ASSETS
Investments:
 Common stock--Lincoln National Corporation
 (cost:  1999-$41,814,475; 1998-$33,969,141)                                 $ 64,456,840           $ 65,019,912

 Wells Fargo Bank Short-Term Investment Fund                                    1,924,477              1,905,255

 Pooled separate accounts--The Lincoln National
  Life Insurance Company Separate Accounts
  (cost: 1999-$50,297,271; 1998-$40,946,428)                                   88,733,386             67,032,542

 Investment contracts --
  The Lincoln National Life Insurance Company                                  12,740,236             12,081,039

 Participant loans                                                              5,906,107              5,207,903
                                                                             ------------           ------------
                                                                              173,761,046            151,246,651

Accrued interest receivable                                                        10,965                  8,454

Cash and invested cash (deficit)                                                (340,844)                 92,786

Contributions receivable from Employer companies                                4,476,358              4,103,596
                                                                             ------------           ------------

Net assets available for plan benefits                                       $177,907,525           $155,451,487
                                                                             ============           ============






See accompanying notes.

                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                    AGENTS' SAVINGS AND PROFIT-SHARING PLAN



        Statements of Changes in Net Assets Available for Plan Benefits




                                                                                  YEAR ENDED DECEMBER 31
                                                                         1999                1998               1997
                                                                         ----                ----               ----
Investment income:
 Cash dividends--Lincoln National Corporation                    $  1,687,397        $  1,639,615        $ 1,604,366

 Interest:
  The Lincoln National Life Insurance Company                         824,582             653,432            690,992
  Other                                                               495,956             342,801            320,146
                                                                 ------------        ------------       ------------
                                                                    1,320,538             996,233          1,011,138
                                                                 ------------        ------------       ------------
                                                                    3,007,935           2,635,848          2,615,504
Net realized gain on sale, distribution
and forfeitures of investments:
  Common stock--Lincoln National Corporation                        6,821,567           2,636,667          4,343,393
  Pooled separate accounts--The Lincoln National
   Life Insurance Company Separate Accounts                         5,564,689           2,122,479          2,482,267
                                                                 ------------        ------------       ------------
                                                                   12,386,256           4,759,146          6,825,660

Net unrealized appreciation of investments                          3,941,598           8,990,405         22,635,104

Contributions:
 Participants                                                      12,044,177          11,249,342          4,839,046
 Employer companies
  (net of forfeitures; 1999--$13,076
  1998--$18,660; 1997--$12,050)                                     5,829,738           4,436,110          5,430,354
                                                                 ------------        ------------       ------------
                                                                   17,873,915          15,685,452         10,269,400

Distributions to participants                                     (14,645,718)        (11,405,338)        (6,096,184)
Administrative expenses                                              (107,948)           (100,648)          (108,251)
                                                                 ------------        ------------       ------------
Net increase in net assets available for plan benefits             22,456,038          20,564,865         36,141,233

Net assets available for plan benefits
  at beginning of the year                                        155,451,487         134,886,622         98,745,389
                                                                 ------------        ------------       ------------

Net assets available for plan benefits
  at end of the year                                             $177,907,525        $155,451,487       $134,886,622
                                                                 ============        ============       ============




See accompanying notes.

                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                    AGENTS' SAVINGS AND PROFIT-SHARING PLAN


                         Notes to Financial Statements



1. SIGNIFICANT ACCOUNTING POLICIES



INVESTMENTS


The investment in Lincoln National Corporation ("LNC") common stock is valued at the last reported sales price per the national securities exchange on the last business day of the year.


The Wells Fargo Bank Short-Term Investment Fund is valued at cost which approximates fair value.


The fair value of participation units in pooled separate accounts is based on quoted redemption value on the last business day of the year.

The investment contracts are valued at contract value as estimated by The Lincoln National Life Insurance Company ("Lincoln Life"). Contract value represents net contributions plus interest at the contract rate. The contracts are fully benefit responsive.

Participant loans are valued at their outstanding balances which approximate fair value.

The cost of investments sold, distributed or forfeited is determined using the specific identification method.


USE OF ESTIMATES



Preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.




2. DESCRIPTION OF THE PLAN



The Lincoln National Life Insurance Company Agents' Savings and Profit-Sharing Plan ("Plan") is a contributory, defined contribution plan which covers eligible agents of Lincoln Life and agents and employees of Sagemark Consulting, Inc. ("Sagemark"). Any person who is a full-time agent of Lincoln Life or is an agent or employee of Sagemark is eligible to enroll in the Plan. Lincoln Life and Sagemark are the employer companies ("Employer") contributing to the Plan. A participant may make pre-tax contributions at a rate of at least 1%, but not more than 15% of eligible earnings, up to a maximum annual amount as determined and adjusted annually by the Internal Revenue Service ("IRS").


Participants direct the Plan to invest their contributions in any combination of the investment options as described in Note 4. Participants can direct the investment of Employer contributions, but only after the contributions have been in the Plan for two years following the date the last contribution for the plan year was contributed.

                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                    AGENTS' SAVINGS AND PROFIT-SHARING PLAN


                   Notes to Financial Statements (continued)



2. DESCRIPTION OF THE PLAN (CONTINUED)


Employer contributions to the Plan are based on an amount equal to a participant's contributions, not to exceed 6% of eligible earnings, multiplied by a percentage, ranging from 25% to 150%, which varies according to LNC's return on equity in relation to similar companies in the insurance industry. In early 1998, the Board of Directors of Lincoln Life adopted an amendment approving certain changes to the contribution formula that became effective April 1, 1998. Under the new formula, Employer contributions to the Plan are based on LNC's increase in operating income. The Employer match on eligible participants' contributions during their first year of employment is limited to a maximum of 25%. The maximum match for Sagemark agents is 50%.

Employer contributions are invested in the LNC Common Stock Fund. Participants' contributions are fully vested. Employer contributions vest based upon years of service as defined in the Plan agreement as follows:

         Years of Service                Percent Vested
         ----------------                --------------
         1                                           0%
         2                                          50%
         3 or more                                 100%


The Employer has the right to discontinue contributions at any time and terminate the Plan. In the event of termination of the Plan, all amounts allocated to participants' accounts shall become vested.


The Plan allows loans to participants in amounts up to 50% of the vested account value to a maximum of $50,000 but not more than the total value of the participant's accounts excluding Employer contributions that haven't been in the Plan for two full years, less the highest outstanding loan balance in the previous twelve month period.

Upon termination of service due to disability or retirement, a participant or beneficiary, in case of the participant's death, may elect to receive either a lump-sum amount equal to the value of the participant's vested interest in his or her account, or annual installments over a five-year period. For termination of service due to other reasons, a participant may receive the value of the vested interest in his or her account as a lump-sum distribution.

Each participant's account is credited with the participant's contributions, matching contributions from the Employer and allocations of Plan earnings, and is charged with an allocation of administrative expenses. Allocations are based on participant account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account. Forfeited non-vested amounts are used to reduce future Employer contributions.

                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                    AGENTS' SAVINGS AND PROFIT-SHARING PLAN


                   Notes to Financial Statements (continued)



3. INVESTMENTS


The following is a summary of assets held for investment:


                                                      DECEMBER 31, 1999                    December 31, 1998
                                                 NUMBER OF                            Number of
                                             SHARES, UNITS           MARKET       Shares, Units           Market
                                              OR PAR VALUE            VALUE        or Par Value            Value
                                            --------------            -----      --------------            -----
QUOTED MARKET VALUES:
Common stock--LNC                                1,611,421     $ 64,456,840*            794,743    $  65,019,912*

Pooled separate account
 investment contracts
 underwritten by Lincoln Life:
  Government Bond Fund                         308,756.794          539,932         484,630.307          847,854
  Core Equity Fund                           1,326,200.262       20,773,412*      1,403,540.627       18,309,961*
  Medium Capitalization
   Equity Fund                                 898,103.437       16,082,430*        930,687.431       11,504,791*
  Short-Term Fund                            2,402,789.272        7,731,626       1,190,036.159        3,645,178
  Government/Corporate
   Bond Fund                                   190,823.533        1,089,109         205,814.429        1,211,364
  Large Capitalization
   Equity Fund                               1,374,932.455       17,868,439*      1,309,420.549      13,204,880*
  Balanced Fund                                273,746.508        1,883,688         191,351.379        1,162,706
  High Yield Bond Fund                         478,729.171        1,206,774         515,601.420        1,280,241
  Small Capitalization
   Equity Fund                               1,289,866.133       10,577,034*      1,085,472.627        5,124,246
  Value Equity Fund                          2,046,160.900        4,880,194       2,231,259.184        5,484,306
  International Equity Fund                    989,828.346        6,100,748         974,670.259        5,257,015
                                                               ------------                         ------------
                                                                 88,733,386                           67,032,542

CONTRACT VALUE:
Investment contracts
 underwritten by Lincoln Life                   12,740,236       12,740,236*         12,081,039       12,081,039*

ESTIMATED VALUES:
Wells Fargo Bank short-term
 investment fund                                 1,924,477        1,924,477           1,905,255        1,905,255
Participant loans                                5,906,107        5,906,107           5,207,903        5,207,903
                                                               ------------                         ------------

     Total investments                                         $173,761,046                         $151,246,651
                                                               ============                         ============


* Investments that represent 5% or more of the fair value of net assets available for benefits as of the indicated date.

                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                    AGENTS' SAVINGS AND PROFIT-SHARING PLAN


                   Notes to Financial Statements (continued)



3. INVESTMENTS (CONTINUED)


Net realized gain on sale, distribution and forfeitures of investments is summarized as follows:



                                                                               YEAR ENDED DECEMBER 31
                                                                  1999                1998                 1997
                                                                  ----                ----                 ----
COMMON STOCK:
 Proceeds from disposition of stock                           $11,207,528      $ 4,297,217          $11,100,882
 Cost of stock disposed                                         4,385,961        1,660,550            6,757,489
                                                              -----------      -----------          -----------
Net realized gain on sale, distribution and
 forfeitures of common stock                                  $ 6,821,567      $ 2,636,667          $ 4,343,393
                                                              ===========      ===========          ===========

POOLED SEPARATE ACCOUNTS:
 Proceeds from disposition of units                           $42,965,562      $28,814,807          $12,728,284
 Cost of units disposed                                        37,400,873       26,692,328           10,246,017
                                                               ----------      -----------          -----------
Net realized gain on sale, distribution and
 forfeitures of pooled separate accounts                      $ 5,564,689      $ 2,122,479          $ 2,482,267
                                                              ===========      ===========          ===========


The net change in unrealized appreciation (depreciation) of investments in total and by investment classification as determined by quoted market price is summarized as follows:


                                                                               YEAR ENDED DECEMBER 31

                                                                1999                1998                   1997
                                                                ----                ----                   ----
Market value in excess of cost:
 At beginning of the year                                $57,136,885         $48,146,480           $ 25,511,376
 At end of the year                                       61,078,483          57,136,885             48,146,480
                                                         -----------         -----------           ------------
Change in net unrealized appreciation
 of investments                                          $ 3,941,598         $ 8,990,405           $ 22,635,104
                                                         ===========         ===========           ============

Common stock                                             $(8,408,405)        $   471,672           $ 16,957,113
Pooled separate accounts                                  12,350,003           8,518,733              5,677,991
                                                         -----------         -----------           ------------
Change in net unrealized appreciation
 of investments                                          $ 3,941,598         $ 8,990,405           $ 22,635,104
                                                         ===========         ===========           ============



The investment contracts (Guaranteed Fund) earned an average interest rate of approximately 6.22%, 6.45% and 6.60% in 1999, 1998 and 1997, respectively. The credited interest rates for new contributions, which approximate the current market rate, were 6.50% and 5.50% at December 31, 1999 and 1998, respectively. The rate on new contributions is guaranteed through the three succeeding calendar year quarters. The credited interest rates for the remaining contract value balance were 6.25% and 6.40% at December 31, 1999 and 1998, respectively, and are determined based upon the performance of the Lincoln Life's general account. The credited interest rates change at least quarterly. The minimum guaranteed rate is 4.50% for the first 5 contract years, 4.00% for years 6-10 and 3.50% following year 10. The guarantee is based on Lincoln Life's ability to meet its financial obligations from the general assets of Lincoln Life. The fair value of the investment contracts approximates contract value.

                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                    AGENTS' SAVINGS AND PROFIT-SHARING PLAN


                   Notes to Financial Statements (continued)


4. INVESTMENT OPTIONS


The detail of the net assets available for plan benefits by investment option is as follows:



                                                            INVESTMENT OPTIONS
                                                            ------------------
DECEMBER 31, 1999                       Total        1             2             3              4              5            6

ASSETS
Investments:
 Common stock                     $ 64,456,840   $64,456,840
 Short-term investment fund          1,924,477     1,924,477
 Pooled separate accounts           88,733,386                   $539,932                 $20,773,412     $16,082,430  $ 7,731,626
 Investment contracts               12,740,236                               $12,740,236
 Participant loans                   5,906,107
                                  ------------   -----------     --------    -----------  -----------     -----------  -----------

     Total investments             173,761,046    66,381,317      539,932     12,740,236   20,773,412      16,082,430    7,731,626

Accrued interest receivable             10,965        10,965
Cash and invested cash (deficit)      (340,844)                    (1,473)        (4,673)     (65,621)       (283,068)     195,707
Other receivables
Contributions receivable from
 Employer companies                  4,476,358     4,476,358
                                  ------------   -----------     --------    -----------  -----------     -----------  -----------

 Net assets available for
 plan benefits Total assets       $177,907,525   $70,868,640     $538,459    $12,735,563  $20,707,791     $15,799,362  $ 7,927,333
                                  ============   ===========     ========    ===========  ===========     ===========  ===========





                                                         INVESTMENT OPTIONS
                                                         ------------------

DECEMBER 31, 1999                   7           8            9          10          11          12          13          LOANS

ASSETS
Investments:
 Common stock
 Pooled separate accounts      $1,089,109  $17,868,439  $1,883,688  $1,206,774  $10,577,034  $4,880,194  $6,100,748
 Investment contracts
 Participant loans                                                                                                      $5,906,107
                               ----------  -----------  ----------  ----------  -----------  ----------  ----------     ----------
     Total investments          1,089,109   17,868,439   1,883,688   1,206,774   10,577,034   4,880,194   6,100,748      5,906,107

Accrued interest receivable
Cash and invested
 cash (deficit)                    (5,064)     (87,197)     (2,873)    (11,792)    (102,849)    (26,574)     53,895            738
Other receivables
Contributions receivable from
 Employer companies            ----------  -----------  ----------  ----------  -----------  ----------  ----------     ----------
Net assets available for
 plan benefits                 $1,084,045  $17,781,242  $1,880,815  $1,194,982  $10,474,185  $4,853,620  $6,154,643     $5,906,845
                               ==========  ===========  ==========  ==========  ===========  ==========  ==========     ==========



                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                    AGENTS' SAVINGS AND PROFIT-SHARING PLAN


                   Notes to Financial Statements (continued)


4. INVESTMENT OPTIONS (CONTINUED)


The detail of the net assets available for plan benefits by investment option is as follows:



                                                                  INVESTMENT OPTIONS
                                                                  ------------------
DECEMBER 31, 1998                     Total           1             2             3              4            5           6

ASSETS
Investments:
 Common stock                    $  65,019,912   $65,019,912
 Short-term investment fund          1,905,255     1,905,255
 Pooled separate accounts           67,032,542                   $847,854                  $18,309,961  $11,504,791   $3,645,178
 Investment contracts               12,081,039                               $12,081,039
 Participant loans                   5,207,903
                                 -------------   -----------     --------    -----------   -----------  -----------   ----------

     Total investments             151,246,651    66,925,167      847,854     12,081,039    18,309,961   11,504,791    3,645,178
                                 -------------   -----------     --------    -----------   -----------  -----------   ----------

Accrued interest receivable              8,454         8,454
Cash and invested cash (deficit)        92,786        93,986      (21,131)                        (298)        (149)
Other receivables
Contributions receivable from
 Employer companies                  4,103,596     4,103,596
                                 -------------   -----------     --------    -----------   -----------  -----------   ----------

 Net assets available for
 plan benefits Total assets      $ 155,451,487   $71,131,203     $826,723    $12,081,039   $18,309,663  $11,504,642   $3,645,178
                                 =============   ===========     ========    ===========   ===========  ===========   ==========




                                                             INVESTMENT OPTIONS
                                                             ------------------
DECEMBER 31, 1998                    7           8             9          10          11          12           13         LOANS

ASSETS
Investments:
 Common stock
 Pooled separate accounts       $1,211,364  $13,204,880  $1,162,706  $1,280,241  $5,124,246  $ 5,484,306   $5,257,015    $5,207,903
 Investment contracts
 Participant loans
                                ----------  -----------  ----------  ----------  ----------  -----------   ----------    ----------
     Total investments           1,211,364   13,204,880   1,162,706   1,280,241   5,124,246    5,484,306    5,257,015     5,207,903

Accrued interest receivable
Cash and invested
 cash (deficit)                     21,131         (407)    236,830                     (14)    (236,829)           4          (337)
Other receivables
Contributions receivable from
 Employer companies
                                ----------  -----------  ----------  ----------  ----------  -----------   ----------    ----------

Net assets available for
 plan benefits                  $1,232,495  $13,204,473  $1,399,536  $1,280,241  $5,124,232  $ 5,247,477   $5,257,019    $5,207,566
                                ==========  ===========  ==========  ==========  ==========  ===========   ==========    ==========


                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                    AGENTS' SAVINGS AND PROFIT-SHARING PLAN


                   Notes to Financial Statements (continued)


4. INVESTMENT OPTIONS (CONTINUED)


The detail of the changes in net assets available for plan benefits by investment option is as follows:


                                                                        INVESTMENT OPTIONS
                                                                        ------------------
DECEMBER 31, 1999                          TOTAL        1          2           3            4              5              6

INVESTMENT INCOME:
 Cash dividends                       $  1,687,397 $ 1,687,397
 Interest                                1,320,538     122,244                $   702,338
                                      ------------ -----------    ---------   -----------   -----------     -----------  ----------
     Total investment income             3,007,935   1,809,641                    702,338
Net realized gain on sale,
distribution and forfeitures
 of investments:
  Common stock                           6,821,567   6,821,567
  Pooled separate accounts               5,564,689                $  20,165                 $ 1,497,091     $   818,413  $  163,220
                                      ------------ -----------    ---------   -----------   -----------     -----------  ----------
     Total realized gains               12,386,256   6,821,567       20,165                   1,497,091         818,413     163,220
Net unrealized appreciation
(depreciation) of investments            3,941,598  (8,408,405)     (28,592)                  2,176,065       4,156,004     127,526
Contributions:
 Participant                            12,044,177   2,084,402      132,500     1,157,823     1,619,112       1,201,052     498,500
 Employer companies                      5,829,738   5,829,738
                                      ------------ -----------    ---------   -----------   -----------     -----------  ----------
     Total contributions                17,873,915   7,914,140      132,500     1,157,823     1,619,112       1,201,052     498,500
Distributions to participants          (14,645,718) (5,762,669)      (4,136)   (1,726,040)   (1,715,157)       (766,649) (1,592,075)
Administrative expenses                   (107,948)    (56,208)        (900)       (7,433)      (11,663)         (5,686)     (3,844)
Net transfers                                       (2,580,629)    (407,301)      527,836    (1,167,320)     (1,108,414)  5,088,828
                                      ------------ -----------    ---------  ------------   -----------     -----------  ----------
Net increase (decrease) in net
 assets available for plan benefits     22,456,038    (262,563)    (288,264)      654,524     2,398,128       4,294,720   4,282,155
Net assets available for plan
 benefits at beginning of the year     155,451,487  71,131,203      826,723    12,081,039    18,309,663      11,504,642   3,645,178
                                      ------------ -----------    ---------  ------------   -----------     -----------  ----------
Net assets available for plan
 benefits at end of the year          $177,907,525 $70,868,640    $ 538,459  $ 12,735,563   $20,707,791     $15,799,362  $7,927,333
                                      ============ ===========    =========  ============   ===========     ===========  ==========





                                                                  INVESTMENT OPTIONS
                                                                  ------------------
DECEMBER 31, 1999                      7          8          9           10            11          12          13          LOANS

INVESTMENT INCOME:
 Cash dividends
 Interest                                                                                                                   $495,956
                                 ---------- -----------  ----------  ----------   -----------  ----------   ----------      --------
     Total investment income                                                                                                 495,956
Net realized gain on sale,
distribution and forfeitures
 of investments:
  Common stock
  Pooled separate accounts       $   33,722 $ 1,280,657  $  112,210  $   37,978   $ 1,137,622  $  408,417   $   55,194
                                 ---------- -----------  ----------  ----------   -----------  ----------   ----------    ----------
     Total realized gains            33,722   1,280,657     112,210      37,978     1,137,622     408,417       55,194
Net unrealized appreciation
 (depreciation) of investments      (79,529)  2,774,181     138,663     (16,792)    3,006,593    (613,836)     709,720
Contributions:
 Participant                        139,297   1,660,156     341,374     329,419       987,954     998,707      893,881
 Employer companies
                                 ---------- -----------  ----------  ----------   -----------  ----------   ----------    ----------
     Total contributions            139,297   1,660,156     341,374     329,419       987,954     998,707      893,881
Distributions to participants      (118,134) (1,368,682)   (243,086)   (140,694)     (424,605)   (683,191)    (303,898)      203,298
Administrative expenses              (1,507)     (7,608)     (1,833)     (2,055)       (3,047)     (3,299)      (2,865)
Net transfers                      (122,299)    238,065     133,951    (293,115)      645,436    (500,655)    (454,408)           25
                                 ---------- -----------  ----------  ----------   -----------  ----------   ----------    ----------
Net increase (decrease) in net
 assets available for plan
 benefits                          (148,450)  4,576,769     481,279     (85,259)    5,349,953    (393,857)     897,624       699,279
Net assets available for plan
 benefits at beginning of
 the year                         1,232,495  13,204,473   1,399,536   1,280,241     5,124,232   5,247,477    5,257,019     5,207,566
                                 ---------- -----------  ----------  ----------   -----------  ----------   ----------    ----------
Net assets available for plan
 benefits at end of the year     $1,084,045 $17,781,242  $1,880,815  $1,194,982   $10,474,185  $4,853,620   $6,154,643    $5,906,845
                                 ========== ===========  ==========  ==========   ===========  ==========   ==========    ==========


                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                    AGENTS' SAVINGS AND PROFIT-SHARING PLAN


                   Notes to Financial Statements (continued)


4. INVESTMENT OPTIONS (CONTINUED)
The detail of the changes in net assets available for plan benefits by investment option is as follows:




                                                                INVESTMENT OPTIONS
                                                                ------------------
DECEMBER 31, 1998                  TOTAL          1            2            3              4                5              6

INVESTMENT INCOME:
 Cash dividends               $  1,639,615   $ 1,639,615
 Interest                          996,233       126,274               $   653,432
                              ------------   -----------   --------    -----------     -----------      -----------    -----------
     Total investment income     2,635,848     1,765,889                   653,432
Net realized gain on sale,
distribution and forfeitures
 of investments:
  Common stock                   2,636,667     2,636,667
  Pooled separate accounts       2,122,479                 $ 49,765                    $   699,872      $   367,765    $   131,980
                              ------------   -----------   --------    -----------     -----------      -----------    -----------
     Total realized gains        4,759,146     2,636,667     49,765                        699,872          367,765        131,980
Net unrealized appreciation      8,990,405       471,672     14,412                      2,231,163        1,741,637         (3,455)
 of investments
Contributions:
 Participant                    11,249,342     1,774,165     52,317        351,590       1,648,079        1,268,764        372,083
 Employer companies              4,436,110     4,436,110
                              ------------   -----------   --------    -----------     -----------      -----------    -----------
     Total contributions        15,685,452     6,210,275     52,317        351,590       1,648,079        1,268,764        372,083
Distributions to participants  (11,405,338)   (4,446,390)    (9,056)    (1,787,303)     (1,490,497)        (524,278)      (448,308)
Administrative expenses           (100,648)      (55,518)      (848)        (7,090)        (11,076)          (5,520)        (2,072)
Net transfers                                 (3,258,640)   296,458      1,877,179        (489,760)      (1,172,134)       965,658
                              ------------   -----------   --------    -----------     -----------      -----------    -----------
Net increase in net assets
 available for plan benefits    20,564,865     3,323,955    403,048      1,087,808       2,587,781        1,676,234      1,015,886
Net assets available for plan
 benefits at beginning of the
 year                          134,886,622    67,807,248    423,675     10,993,231      15,721,882        9,828,408      2,629,292
                              ------------   -----------   --------    -----------     -----------      -----------    -----------
Net assets available for plan
 benefits at end of the year  $155,451,487   $71,131,203   $826,723    $12,081,039     $18,309,663      $11,504,642    $ 3,645,178
                              ============   ===========   ========    ===========     ===========      ===========    ===========




                                                                  INVESTMENT OPTIONS
                                                                  ------------------
DECEMBER 31, 1998                      7          8        9          10         11           12            13          LOANS

INVESTMENT INCOME:
 Cash dividends
 Interest                                                                                                                $  216,527
                                   ----------   -----------  ----------  ----------  ----------  ----------   ---------- ----------
     Total investment income                                                                                                216,527
Net realized gain on sale,
distribution and forfeitures
 of investments:
  Common stock
  Pooled separate accounts         $   46,160   $   584,743  $   28,588  $   39,390  $  127,318  $  152,507   $ (105,609)
                                   ----------   -----------  ----------  ----------  ----------  ----------   ---------- ----------
     Total realized gains              46,160       584,743      28,588      39,390     127,318     152,507     (105,609)
Net unrealized appreciation
 of investments                        51,305     2,647,588     113,691      34,018     605,242     469,198      613,934
Contributions:
 Participant                          196,693     1,540,806     313,928     410,896   1,072,488   1,089,923    1,157,610
 Employer companies                ----------   -----------  ----------  ----------  ----------  ----------   ---------- ----------
     Total contributions              196,693     1,540,806     313,928     410,896   1,072,488   1,089,923    1,157,610
Distributions to participants        (214,675)     (912,062)   (101,930)    (49,831)   (147,455)   (256,067)    (255,782)  (761,704)
Administrative expenses                (1,053)       (6,500)     (1,116)     (2,029)     (2,283)     (2,870)      (2,673)
Net transfers                         277,994       181,922     350,389    (278,899)    198,264     438,882     (153,674)   766,361
                                   ----------   -----------  ----------  ----------  ----------  ----------   ---------- ----------
Net increase in net assets
 available for plan benefits          356,424     4,036,497     703,550     153,545   1,853,574   1,891,573    1,253,806    221,184
Net assets available for plan
 benefits at beginning of the year    876,071     9,167,976     695,986   1,126,696   3,270,658   3,355,904    4,003,213  4,986,382
                                   ----------   -----------  ----------  ----------  ----------  ----------   ---------- ----------
Net assets available for plan
 benefits at end of the year       $1,232,495   $13,204,473  $1,399,536  $1,280,241  $5,124,232  $5,247,477   $5,257,019 $5,207,566
                                   ==========   ===========  ==========  ==========  ==========  ==========   ========== ==========



                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                     AGENTS' SAVINGS AND PROFIT-SHARING PLAN


                    Notes to Financial Statements (continued)


4. INVESTMENT OPTIONS (CONTINUED)
The detail of the changes in net assets available for plan benefits by investment option is as follows:




                                                                  INVESTMENT OPTIONS
                                                                  ------------------
DECEMBER 31, 1997                    TOTAL          1           2          3             4           5             6
INVESTMENT INCOME:
 Cash dividends                  $  1,604,366  $ 1,604,366
 Interest                           1,011,138                          $   690,992
                                 ------------  -----------   --------  -----------  -----------  ----------   ----------
     Total investment income        2,615,504    1,604,366                 690,992
Net realized gain on
 sale, distribution and
 forfeitures of investments:
  Common stock                      4,343,393    4,343,393
  Pooled separate accounts          2,482,267               $  38,502               $   792,850  $  704,233  $   33,725
                                 ------------  -----------   --------  -----------  -----------  ----------  ----------
     Total realized gains           6,825,660    4,343,393     38,502                   792,850     704,233      33,725
Net unrealized appreciation
 (depreciation) of investments     22,635,104   16,957,113     (6,849)                2,912,192     303,028      63,418
Contributions:
 Participant                        4,839,046      804,479     13,642      225,243      796,555     745,763     143,661
 The Lincoln National Life
   Insurance Company                5,430,354    5,430,354
                                 ------------  -----------   --------  -----------  -----------  ----------  ----------
     Total contributions           10,269,400    6,234,833     13,642      225,243      796,555     745,763     143,661
Distributions to participants      (6,096,184)  (2,966,329)   (24,350)  (1,036,813)    (355,330)   (313,285)   (443,836)
Administrative expenses              (108,251)     (73,949)      (476)      (5,364)      (6,762)     (4,220)     (1,155)
Net transfers                                   (6,578,182)   (78,205)     696,009      855,723    (595,223)  1,441,543
                                 ------------  -----------   --------  -----------  -----------  ----------  ----------
Net increase (decrease) in net
 assets available for plan
 benefits                          36,141,233   19,521,245    (57,736)     570,067    4,995,228     840,296   1,237,356
Net assets available for plan
 benefits at beginning of the
 year                              98,745,389   48,286,003    481,411   10,423,164   10,726,654   8,988,112   1,391,936
                                 ------------  -----------   --------  -----------  -----------  ----------  ----------
Net assets available for plan
 benefits at end of the year     $134,886,622  $67,807,248   $423,675  $10,993,231  $15,721,882  $9,828,408  $2,629,292
                                 ============  ===========   ========  ===========  ===========  ==========  ==========


                                                             INVESTMENT OPTIONS
                                                             ------------------
DECEMBER 31, 1997                     7            8            9           10          11          12           13        LOANS

INVESTMENT INCOME:
 Cash dividends
 Interest                                                                                                                $  320,146
                                 ------------  -----------   --------  -----------  -----------  ----------  ----------  ----------
     Total investment income                                                                                                320,146
Net realized gain on
 sale, distribution and
 forfeitures of investments:
  Common stock
  Pooled separate accounts       $     92,386  $   545,130   $ 18,465  $    19,644  $    69,093  $   63,683  $  104,556
                                 ------------  -----------   --------  -----------  -----------  ----------  ----------  ----------
     Total realized gains              92,386      545,130     18,465       19,644       69,093      63,683     104,556
Net unrealized appreciation
 (depreciation) of investments        (12,556)   1,574,956     77,891       56,692      446,475     557,280    (294,536)
Contributions:
 Participant                           54,900      686,925     77,923       61,750      396,285     272,302     559,618
                                 ------------  -----------   --------  -----------  -----------  ----------  ----------  ----------
 The Lincoln National Life
  Insurance Company

     Total contributions               54,900      686,925     77,923       61,750      396,285     272,302     559,618
Distributions to participants         (57,010)    (429,179)    (5,494)     (35,262)     (64,180)    (26,482)   (160,100)   (178,534)
Administrative expenses                  (726)      (3,794)      (715)        (815)      (1,238)     (1,455)     (2,182)     (5,400)
Net transfers                        (167,062)     279,442    126,647      576,787      794,545   1,367,226     165,006   1,115,744
                                 ------------  -----------   --------  -----------  -----------  ----------  ----------  ----------
Net increase (decrease)
 in net assets available
 for plan benefits                    (90,068)   2,653,480    294,717      678,796    1,640,980   2,232,554     372,362   1,251,956
Net assets available
 for plan benefits at
 beginning of the year                966,139    6,514,496    401,269      447,900    1,629,678   1,123,350   3,630,851   3,734,426
                                 ------------  -----------   --------  -----------  -----------  ----------  ----------  ----------
Net assets available for
 plan benefits at end of
  the year                       $    876,071  $ 9,167,976   $695,986  $ 1,126,696  $ 3,270,658  $3,355,904  $4,003,213  $4,986,382
                                 ============  ===========   ========  ===========  ===========  ==========  ==========  ==========

                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                     AGENTS' SAVINGS AND PROFIT-SHARING PLAN


                    Notes to Financial Statements (continued)


4.  INVESTMENT OPTIONS (CONTINUED)


Information with respect to investment options is as follows:


Option   Description of Investment Option
------   --------------------------------



   1 LNC Common Stock Fund, which invests exclusively in the stock of LNC. However, some funds may be invested in the Wells Fargo Bank Short-Term Investment Fund until the LNC stock can be purchased.



   2 Government Bond Fund, which invests primarily in fixed income securities backed by the United States government that will mature in 3 to 5 years.



   3 Guaranteed Fund, which invests primarily in high-quality bonds and mortgages. The account's balances are backed by the general assets of Lincoln Life.


   4 Core Equity Fund, which invests primarily in large capitalization stocks of well-established companies.

   5 Medium Capitalization Equity Fund, which invests primarily in medium-sized companies.

   6 Short-Term Fund, which invests in high quality money market securities that include commercial paper, bankers acceptances, certificates of deposit, loan participation and short-term U.S. government debt.


   7 Government/Corporate Bond Fund, which invests primarily in U.S. government and high-quality corporate bonds and securities.


   8 Large Capitalization Equity Fund, which invests primarily in high-risk common stocks which have the potential for a significant appreciation in value within 18 months from the date of purchase.

   9 Balanced Fund, which invests in three different asset classes: stocks, bonds and money market instruments, which provides growth through the stock portion and reduced risk through the bond and money market portion.

   10 High Yield Bond Fund, which invests primarily in below-investment-grade bonds, providing higher rates of return to compensate higher risk.

   11 Small Capitalization Equity Fund, which invests primarily in the stock of new, rapid growth companies.

   12 Value Equity Fund, which invests primarily in large capitalization stocks of undervalued companies that are industry leaders.

   13 International Equity Fund, which invests primarily in stocks of non-United States companies.


At December 31, 1999, the fair value of LNC common stock in the LNC Common Stock Fund not subject to participant direction was $5,949,502.


The information as to the number of participants selecting each investment option is not readily available. Beginning January 1, 1994, the Plan began offering investment options 9 through 13 noted above to participants. Investment options 2 and 4 through 13 are invested in pooled separate accounts of Lincoln Life through a group annuity contract issued by Lincoln Life.

Interest charged on new loans to participants is established monthly based upon the prime rate plus 1%. Loans may be repaid over any period selected by the participant up to a maximum repayment period of 5 years except that the maximum repayment period may be 20 years for the purchase of a principal residence.

                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                     AGENTS' SAVINGS AND PROFIT-SHARING PLAN


                    Notes to Financial Statements (continued)


5. INCOME TAX STATUS



The Internal Revenue Service ruled on February 9, 1995 that the Plan qualifies under Section 401(a) of the Internal Revenue Code ("IRC") and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the IRC to maintain its qualification. The Plan's administrator believes the Plan is being operated in compliance with the applicable requirements of the IRC and, therefore, believes that the Plan is qualified and the related trust is tax exempt.



6. TAX IMPLICATIONS TO PARTICIPANTS


There are no income tax consequences to participants arising from their pre-tax contributions, the Employer's contributions and income earned in the Plan until actual distribution or withdrawal from the Plan. The tax basis of securities distributed to the participant is provided by the Lincoln National Corporation Benefits Investment Committee.


7. TRANSACTIONS WITH PARTIES-IN-INTEREST



The Plan has investments in common stock of LNC, and in pooled separate accounts and investment contracts with Lincoln Life. Lincoln Life charges the Plan for certain administrative expenses including trustee and audit fees. Total administrative expenses charged were $107,948, $100,648, and $108,251 in 1999, 1998, and 1997, respectively.



8. CONCENTRATIONS OF CREDIT RISKS



The Plan has investments in common stock of LNC, and in pooled separate accounts and unallocated investment contracts with Lincoln Life of $64,456,840, $88,733,386 and $12,740,236 respectively, at December 31, 1999 (36.2%, 49.9% and
7.2% of net assets, respectively). LNC and Lincoln Life operate predominately in the insurance and investment management industries.



9. CENTURY COMPLIANCE (UNAUDITED)



The Year 2000 issue was complex and affected many aspects of Lincoln Life's businesses. Lincoln Life was particularly concerned with Year 2000 issues that related to Lincoln Life's computer systems and interfaces with the computer systems of vendors, suppliers, customers and business partners. From 1996 through 1999 Lincoln Life and its operating subsidiaries redirected a large portion of internal Information Technology ("IT") efforts and contracted with outside consultants to update systems to address Year 2000 issues. Experts were engaged to assist in developing work plans and cost estimates and to complete remediation activities.



For the year ended December 31, 1999, Lincoln Life identified expenditures of $37.3 million ($24.3 million after-tax) to address this issue. This brings the expenditures for 1996 through 1999 to $64.9 million ($42.2 million after-tax). Because updating systems and procedures is an integral part of Lincoln Life's on-going operations, most of the expenditures shown above for 1999 are expected to continue after all Year 2000 issues have been resolved. All Year 2000 expenditures have been funded from operating cash flows.



The scope of the overall Year 2000 program included the following four major project areas: 1) addressing the readiness of business applications, operating systems and hardware on mainframe, personal computer and local area network platforms (IT); 2) addressing the readiness of non-IT embedded software and equipment (non-IT); 3) addressing the readiness of key business partners and 4) establishing Year 2000 contingency plans. Lincoln Life companies completed these projects prior to year-end.



Lincoln Life businesses have not identified any major problems in their business processing. Minor problems have been resolved quickly. Lincoln Life businesses have not experienced any significant interruption in service to clients or business partners or in reporting to regulators.

                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                     AGENTS' SAVINGS AND PROFIT-SHARING PLAN


                    Notes to Financial Statements (continued)


9.       CENTURY COMPLIANCE (UNAUDITED) (CONTINUED)



The record keeping for the Plan is currently handled by Wells Fargo. Record keeping consists of the day to day maintenance of the individual accounts within the Plan. As a result of Wells Fargo's Year 2000 program and efforts, there were no significant disruptions in service to the Plan.

                                    FORM S-1

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution

Reference is hereby made to Item 14 of Form S-3, "Other Expenses of Issuance and Distribution."

Item 14.   Indemnification of Directors and Officers

Pursuant to Indiana law (IND. CODE ANN. Sec. 23-1-37-1 et seq. (Burns, 1994)), as amended from time to time, and to the respective by-laws of LNC and the Company, present and former directors, officers, or employees of LNC and the Company will be indemnified by their respective corporations against liability incurred in their capacities as directors, officers, or employees, or arising from their status as such.

Further, as permitted by IND. CODE ANN. Sec. 23-1-37-14 (Burns 1994), as amended from time to time, and the by-laws, LNC and LNL have purchased insurance designed to protect and indemnify their officers, directors, and employees in the event they are required to pay any amounts arising from certain civil claims, including claims under the Securities Act of 1933, which might be made against them by reason of any actual or alleged act, error, omission, misstatement, misleading statement, neglect or breach of duty while acting in their respective capacities as directors, officers, employees or agents of the Company.

Item 15.   Recent Sales of Unregistered Securities

Not Applicable.

Item 16.   Exhibits and Financial Statement Schedules

a) The exhibits furnished with this Registration Statement are listed on page II-5.

b) All schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions, are inapplicable, or the required information has been included in the financial statements, and therefore has been omitted.

Item 17.   Undertakings

(a) The undersigned registrant undertakes -- (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                    Form S-3

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

Set forth below are estimates of all additional expenses incurred or to be incurred by the Issuer paid in calendar year 1997, in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commission.


Registration fees                                            $     -0-
Printing and engraving                                            200
Legal fees                                                         -0-
Accounting fees                                                29,400
State blue sky fees and expenses                                   -0-
Miscellaneous                                                      -0-
TOTAL                                                        $ 29,600



The Registrant paid in 1997 an annual premium of approximately $970,340 (for itself and all subsidiaries) in respect of directors' and officers' liability insurance, which would cover, among other things, certain claims made against its directors and officers including claims arising under the Securities Act of 1933, as amended.


Item 15.   Indemnification of Directors and Officers

Pursuant to Indiana law (IND. CODE ANN. Sec. 23-1-37-1 et seq. (Burns 1994)), as amended from time to time and to the respective By-Laws of LNC and the Company, present and former directors, officers, or employees of LNC and the Company will be indemnified by their respective corporations against liability incurred in their capacities as directors, officers, or employees, or arising from their status as such.

Further, as permitted by IND. CODE ANN. Sec. 23-1-37-14 (Burns 1994) as amended from time to time, and the By-Laws, LNC and LNL have purchased insurance designed to protect and indemnify their officers, directors, or employees in the event they are required to pay any amounts arising from certain civil claims, including claims under the Securities Act of 1933, which might be made against them by reason of any actual or alleged act, error, omission, misstatement, misleading statement, neglect or breach of duty while acting in their respective capacities as directors, officers, employees or agents of the Company.

Item 16.   Exhibits

The exhibits furnished with this Registration Statement are listed on page II-5.

Item 17.   Undertakings

(a) The undersigned registrant undertakes -- (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                              SIGNATURES-REGISTRANT


Lincoln National Corporation ("Registrant") - Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on April 28, 2000.


                                       LINCOLN NATIONAL CORPORATION


                                       /S/JON A. BOSCIA
                                       Jon A. Boscia
                                       President and Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                                              Title                                              Date
---------                                              -----                                              ----
/S/JON A. BOSCIA                       President, Chief Executive Officer, and Director                  4/28/00
(Jon A. Boscia)                        (Principal Executive Officer)
/S/CASEY J. TRUMBLE                    Second Vice President & Controller (Principal Accounting          4/28/00
(Casey J. Trumble)                     Officer)
/S/RICHARD C. VAUGHAN                  Executive Vice President (Principal Financial Officer)            4/28/00
(Richard C. Vaughan)
/S/J. PATRICK BARRETT                  Director                                                          4/28/00
(J. Patrick Barrett)
/S/**                                  Director                                                          4/28/00
(Thomas D. Bell, Jr.)
/S/*                                   Director                                                          4/28/00
(M. Leanne Lachman)
/S/ ERIC G. JOHNSON                    Director                                                          4/28/00
(Eric G. Johnson)
/S/**                                  Director                                                          4/28/00
(John M. Pietruski)
/S/Ronald J. Ponder                    Director                                                          4/28/00
(Ronald J. Ponder)
/S/*                                   Director                                                          4/28/00
(Jill S. Ruckelshaus)
/S/**                                  Director                                                          4/28/00
 (Gilbert R. Whitaker, Jr.)



*/S/JOHN L. STEINKAMP
John L. Steinkamp pursuant to a Power of Attorney filed
with the original Registration Statement, effective April 30, 1986.

**/S/JOHN L. STEINKAMP
John L. Steinkamp pursuant to a Power of Attorney Statement, filed with Post-Effective Amendment No. 5 to the registration statement, effective April 30, 1991.


                                POWER OF ATTORNEY

LET IT BE KNOWN that each officer or director of The Lincoln National Life Insurance Company whose signature appears in paragraph (b) under "SIGNATURES-REGISTRANT" below revokes all Powers of Attorney authorizing any person to act as his/her attorney-in-fact relative to The Lincoln National Life Insurance Company Agents' Savings and Profit-Sharing Plan which were previously executed by him/her and appoints John L. Steinkamp, Dennis L. Schoff, and C. Suzanne Womack, jointly and severally, his/her attorneys-in-fact, with power of substitution, for him/her in all capacities to sign amendments and post-effective amendments to the Registration Statement of The Lincoln National Life Insurance Company Agents' Savings and Profit-Sharing Plan, and to file such amendments with exhibits with the Securities and Exchange Commission, hereby ratifying all that each attorney-in-fact may do or cause to be done by virtue of this power.

                              SIGNATURES-REGISTRANT


(a) Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Forms S-3 and S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Wayne, State of Indiana, on April 28, 2000.


                THE LINCOLN NATIONAL LIFE INSURANCE COMPANY


                By: /S/STEPHEN H. LEWIS
                (Stephen H. Lewis, Interim Chief Executive Officer of Annuities)


(b) Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                         Title                          Date
---------                                         -----                          ----
/S/STEPHEN H. LEWIS                      Interim Chief Executive Officer of     4/28/00
(Stephen H. Lewis)                       Annuities
/S/KEITH J. RYAN                         Senior Vice President, Chief           4/28/00
(Keith J. Ryan)                          Financial Officer and Assistant
                                         Treasurer
/S/H. THOMAS MCMEEKIN                    Director                               4/28/00
(H. Thomas McMeekin)
/S/JON A. BOSCIA                         Director                               4/28/00
(Jon A. Boscia)
/S/LAWRENCE T. ROWLAND                   Director                               4/28/00
(Lawrence T. Rowland)
/S/RICHARD C. VAUGHAN                    Director                               4/28/00
(Richard C. Vaughan)

                                 SIGNATURES-PLAN


The Lincoln National Life Insurance Company Agents' Savings and Profit-Sharing Plan ("Plan"). Pursuant to the requirements of the Securities Act of 1933, the Plan certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on April 28, 2000.


                             THE LINCOLN NATIONAL LIFE
                             INSURANCE COMPANY AGENTS'
                             SAVINGS AND PROFIT-SHARING PLAN

                             By:  /S/GEORGE E. DAVIS
                             George E. Davis, Chairman Lincoln National
                             Corporation Benefits Committee